As filed with the Securities  and Exchange  Commission on November 19, 2004
                                      An Exhibit List can be found on page II-4.
                                                     Registration No. 333-119026


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549
                          ----------------------------
                                 AMENDMENT NO. 1
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                          -----------------------------

                           TORRENT ENERGY CORPORATION
                 (Name of small business issuer in its charter)

     Colorado                            5500                     84-0503749
(State or other Jurisdiction   (Primary Standard Industrial    (I.R.S. Employer
of Incorporation or             Classification Code Number)  Identification No.)
Organization)

                             3400-666 Burrard Street
                          Vancouver, BC V6C 2X8, Canada
                                 (604) 639-3118
        (Address and telephone number of principal executive offices and principal place of business)

                            Mark Gustafson, President
                           TORRENT ENERGY CORPORATION
                             3400-666 Burrard Street
                          Vancouver, BC V6C 2X8, Canada
                                 (604) 639-3118
            (Name, address and telephone number of agent for service)

                                   Copies to:
                             Gregory Sichenzia, Esq.
                       Sichenzia Ross Friedman Ference LLP
                     1065 Avenue of the Americas, 21st Flr.
                            New York, New York 10018
                                 (212) 930-9700
                              (212) 930-9725 (fax)

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.


If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. _________


                         CALCULATION OF REGISTRATION FEE

------------------------------- -------------------- ---------------- ------------------ --------------------
Title of each class of              Amount to be        Proposed          Proposed           Amount of
   securities to be                 registered (1)      maximum           maximum         registration fee
      registered                                        offering          aggregate
                                                        price per       offering price
                                                        share (2)
------------------------------- -------------------- ---------------- ------------------ --------------------
      Common stock, $.001 par          5,000,000 (3)        $.75            $3,750,000          $475.13
          value issuable upon
       conversion of Series B
  Convertible Preferred Stock
------------------------------- -------------------- ---------------- ------------------ --------------------
Common stock, $.001 par value          3,602,930            $.75         $2,702,197.50          $342.37
------------------------------- -------------------- ---------------- ------------------ --------------------
      Common stock, $.001 par          1,942,930            $.75         $1,457,197.50          $184.63
 value issuable upon exercise
                  of warrants
------------------------------- -------------------- ---------------- ------------------ --------------------
      Common stock, $.001 par            200,000           $1.00              $200,000           $25.34
 value issuable upon exercise
                   of options
------------------------------- -------------------- ---------------- ------------------ --------------------
      Common stock, $.001 par            200,000           $2.00              $400,000           $50.68
 value issuable upon exercise
                   of options
------------------------------- -------------------- ---------------- ------------------ --------------------
                        Total         10,945,860                            $8,509,395        $1,077.15
------------------------------- -------------------- ---------------- ------------------ --------------------

(1) Includes shares of our common stock, par value $0.001 per share, which may be offered pursuant to this registration statement, which shares are issuable upon conversion of Series B Convertible Preferred Stock by the selling stockholders. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of the Series B Convertible Preferred Stock as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416. The number of shares of common stock registered hereunder represents a good faith estimate by us of the number of shares of common stock issuable upon conversion of the Series B Convertible Preferred Stock. For purposes of estimating the number of shares of common stock to be included in this registration statement, we calculated a good faith estimate of the number of shares of our common stock that we believe will be issuable upon conversion of the Series B Convertible Preferred Stock to account for market fluctuations, and antidilution and price protection adjustments, respectively. Should the conversion ratio result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary. In addition, should a decrease in the exercise price as a result of an issuance or sale of shares below the then current market price, result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on September 20, 2004, which was $.75 per share.

(3) Includes a good faith estimate of the shares underlying Series B Convertible Preferred Stock to account for market fluctuations.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

     PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED NOVEMBER 19, 2004
                           TORRENT ENERGY CORPORATION
                              10,945,860 SHARES OF
                                  COMMON STOCK

     This prospectus relates to the resale by the selling stockholders of up to 10,945,860 shares of our common stock, including 3,602,930 shares of common stock, up to 1,942,930 shares underlying warrants, 400,000 shares underlying options and up to 5,000,000 shares of common stock underlying Series B Convertible Preferred Stock. The Series B Convertible Preferred Stock is convertible into our common stock, subject to a maximum cap of $250,000 worth of Series B Convertible Preferred Stock in any 30 day calendar period, into the number of our shares of common stock equal to the sum of (i) the liquidation amount of the Series B Convertible Preferred Stock, plus (ii) all accrued but unpaid dividends, which is then divided by the conversion price then in effect. The liquidation amount of the Series B Convertible Preferred Stock is equal to $1,000 per share of Series B Convertible Preferred Stock. The conversion price for the Series B Convertible Preferred Stock is the lesser of (i) $1.20 or 80% of the volume weighted average price of the common stock on a principal market for the 10 trading days before but not including the conversion date. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed underwriters of the shares of common stock which they are offering. We will pay the expenses of registering these shares.

     Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on the Over-The-Counter Bulletin Board under the symbol "TREN". The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on November 16, 2004, was $1.08.

     Investing in these securities involves significant risks. See "Risk Factors" beginning on page 4.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               The date of this prospectus is November 19, 2004.

     The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed by Torrent Energy Corporation with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

                               PROSPECTUS SUMMARY

     The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the secured convertible notes to the financial statements.

                           TORRENT ENERGY CORPORATION

     We are an exploration stage company engaged in the exploration of coalbed methane in the Coos Bay region of Oregon. Through our wholly-owned subsidiary, Methane Energy Corp., we hold leases to approximately 60,000 acres of prospective coalbed methane lands in the Coos Bay region. Methane Energy operates the exploration project in the Coos Bay region. We changed our name from Scarab Systems, Inc. to Torrent Energy on July 13, 2004 to reflect the change in our business operations towards coalbed methane exploration. The change in our business operations occurred as a result of our entering into a Lease Purchase and Sale Agreement, through Methane Energy, on April 30, 2004. We were previously a web design and internet application developer.

     For the three months ended September 30, 2004, we generated no revenue and a net loss of $442,507. In addition, for the year ended March 31, 2004, we generated no revenue and a net loss of $374,606. As a result of recurring losses from operations and working capital deficiency, our auditors, in their report dated April 7, 2004, have expressed substantial doubt about our ability to continue as going concern.

     Our principal offices are located at 3400-666 Burrard Street, Vancouver, British Columbia V6C 2X8, Canada, and our telephone number is (604) 639-3118. We are a Colorado corporation.

The Offering

Common stock offered by selling stockholders......................Up to 10,945,860 shares, including the following:

                                                                  -    up to 5,000,000 shares of common stock  underlying  Series B
                                                                       Convertible  Preferred Stock (includes a good faith estimate of the  shares  underlying  Series B  Convertible  Preferred
                                                                       Stock to account for market  fluctuations  antidilution  and price protection adjustments, respectively);

                                                                  -    3,602,930 shares of common stock;

                                                                  -    1,942,930 shares underlying stock purchase warrants; and

                                                                  -    400,000 shares underlying options.



                                                                       This number represents 47.59% of our current outstanding
                                                                       stock.

Common stock to be outstanding after the offering.................Up to 22,999,179 shares

Use  of   proceeds................................................We will not receive any proceeds from the sale of the common stock. However, we will receive the sale price of any common stock we sell to the selling  stockholder  upon  exercise of the  warrants  and  options.  We expect to use the  proceeds


                                       5

                                                                  received  from the  exercise of the warrants and options for general  working  capital  purposes.  We have received gross proceeds  of  $1,100,000  from  the  sale  of the  Series  B
                                                                  Convertible  Preferred Stock and the investors are obligated to provide us with an additional $1,100,000; $550,000 within
                                                                  five  days   following  the  filing  of  this   registration
                                                                  statement and $550,000  within five days of this  prospectus being  declared  effective.  The proceeds  received from the sale of the  Series B  Convertible  Preferred  Stock will be used for lease  acquisitions,  core drilling,  marketing and public relations, working capital needs and payment of legal and professional fees.

Over-The-Counter Bulletin Board Symbol........................... TREN


     The above information regarding common stock to be outstanding after the offering is based on 15,656,249 shares of common stock outstanding as of November 5, 2004 and assumes the subsequent conversion of our issued Series B Convertible Preferred Stock and the exercise of the warrants and options.

     To obtain funding for our ongoing operations, we entered into an Investment Agreement with one accredited investor on August 27, 2004 for the sale of 2,200 shares of Series B Convertible Preferred Stock for $2,200,000.

     This prospectus relates to the resale of the common stock underlying this Series B Convertible Preferred Stock. The investor is obligated to provide us with an aggregate of $2,200,000 as follows:

     o    $1,100,000 was disbursed on August 27, 2004;

     o    $550,000 was disbursed on September 30, 2004; and

     o $550,000 will be disbursed within five days of the effectiveness of this prospectus.

     Accordingly, we have received a total of $1,650,000 pursuant to the Investment Agreement.

     The Series B Convertible Preferred Stock is entitled to cumulative dividends of 5% per annum and are convertible into our common stock, at the selling stockholders' option and subject to a maximum cap of $250,000 worth of Series B Convertible Preferred Stock in any 30 day calendar period, into the number of our shares of common stock equal to the sum of (i) the liquidation amount of the Series B Convertible Preferred Stock, plus (ii) all accrued but unpaid dividends, which is then divided by the conversion price then in effect. The liquidation amount of the Series B Convertible Preferred Stock is equal to $1,000 per share of Series B Convertible Preferred Stock. The conversion price for the Series B Convertible Preferred Stock is the lesser of (i) $1.20 or 80% of the volume weighted average price of the common stock on a principal market for the 10 trading days before but not including the conversion date. Accordingly, there is in fact no limit on the number of shares into which the Series B Convertible Preferred Stock may be converted. As of November 17, 2004, the volume weighted average price of the common stock on a principal market for the 10 trading days as reported on the Over-The-Counter Bulletin Board was $1.154 and, therefore, the conversion price for the Series B Convertible Preferred Stock was $0.9232. Based on this conversion price, the 2,200 shares of Series B Convertible Preferred Stock, excluding dividends, were convertible into 2,383,016 shares of our common stock.


     The selling stockholders have contractually agreed to restrict their ability to convert their Series B Convertible Preferred Stock and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion does not exceed 4.99% of the then issued and outstanding shares of common stock.

     See the "Selling Stockholders" and "Risk Factors" sections for a complete description of the Series B Convertible Preferred Stock.

                                  RISK FACTORS

     This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Relating to Our Business:

We Have a History Of Losses Which May Continue, Which May Negatively Impact Our Ability to Achieve Our Business Objectives.

     We incurred net losses of $374,606 for the year ended March 31, 2004 and $396,277 for the year ended March 31, 2003. For the three months ended September 30, 2004, we incurred a net loss of $442,507. We cannot assure you that we can achieve or sustain profitability on a quarterly or annual basis in the future. Our operations are subject to the risks and competition inherent in the establishment of a business enterprise. There can be no assurance that future operations will be profitable. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us.

If We Are Unable to Obtain Additional Funding Our Business Operations Will be Harmed and If We Do Obtain Additional Financing Our Then Existing Shareholders May Suffer Substantial Dilution.

     We will require additional funds to sustain and expand our oil and gas exploration activities. We anticipate that we will require up to approximately $2,500,000 to fund our continued operations for the next twelve months. Additional capital will be required to effectively support the operations and to otherwise implement our overall business strategy. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. The inability to obtain additional capital will restrict our ability to grow and may reduce our ability to continue to conduct business operations. If we are unable to obtain additional financing, we will likely be required to curtail our marketing and exploration plans and possibly cease our operations. Any additional equity financing may involve substantial dilution to our then existing shareholders.

Our Independent Auditors Have Expressed Substantial Doubt About Our Ability to Continue As a Going Concern, Which May Hinder Our Ability to Obtain Future Financing.

     In their report dated April 7, 2004, our independent auditors stated that our financial statements for the year ended March 31, 2004 were prepared assuming that we would continue as a going concern. Our ability to continue as a going concern is an issue raised as a result of recurring losses from operations and working capital deficiency. We continue to experience net operating losses. Our ability to continue as a going concern is subject to our ability to obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities. Our continued net operating losses increases the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.

     We Have a Limited Operating History and if We are not Successful in Continuing to Grow Our Business, Then We may have to Scale Back or Even Cease Our Ongoing Business Operations.

     We have no history of revenues from operations and have no significant tangible assets. We have yet to generate positive earnings and there can be no assurance that we will ever operate profitably. Our company has a limited operating history and must be considered in the development stage. Our success is significantly dependent on a successful acquisition, drilling, completion and production program. Our operations will be subject to all the risks inherent in the establishment of a developing enterprise and the uncertainties arising from the absence of a significant operating history. We may be unable to locate recoverable reserves or operate on a profitable basis. We are in the development stage and potential investors should be aware of the difficulties normally encountered by enterprises in the development stage. If our business plan is not successful, and we are not able to operate profitably, investors may lose some or all of their investment in our company.

If We Are Unable to Retain the Services of Mr. Gustafson or If We Are Unable to Successfully Recruit Qualified Managerial and Field Personnel Having Experience in Oil and Gas Exploration, We May Not Be Able to Continue Our Operations.

     Our success depends to a significant extent upon the continued service of Mr. Mark Gustafson, our President, Chief Financial Officer and a director. Loss of the services of Mr. Gustafson could have a material adverse effect on our growth, revenues, and prospective business. We do not maintain key-man insurance on the life of Mr. Gustafson. In addition, in order to successfully implement and manage our business plan, we will be dependent upon, among other things, successfully recruiting qualified managerial and field personnel having experience in the oil and gas exploration business. Competition for qualified individuals is intense. There can be no assurance that we will be able to find, attract and retain existing employees or that we will be able to find, attract and retain qualified personnel on acceptable terms.

As Our Properties are in the Exploration and Development Stage, There Can be no Assurance That We Will Establish Commercial Discoveries on Our Properties.

     Exploration for economic reserves of oil and gas is subject to a number of risk factors. Few properties that are explored are ultimately developed into producing oil and/or gas wells. Our properties are in the exploration and development stage only and are without proven reserves of oil and gas. We may not establish commercial discoveries on any of our properties.

It is Unlikely that We Will Discover and Establish a Profitable Coal Bed Methane Gas Production in the Coos Bay Region.

     Currently, there is no commercial production of coal in the state of Oregon. Additionally, there are no coal reserves attributed to the state of Oregon. Coal Bed Methane Gas only accounts for a small percentage of all natural gas production in the United States, and the closest coal bed methane production to the Coos Bay Region occurs in the state of Wyoming. As a result, it is unlikely that we will discover any significant amount of coal bed methane in the Coos Bay Region or be able to establish a well that will produce a profitable amount of coal bed methane gas.

The Potential Profitability of Oil and Gas Ventures Depends Upon Factors Beyond the Control of Our Company.

     The potential profitability of oil and gas properties is dependent upon many factors beyond our control. For instance, world prices and markets for oil and gas are unpredictable, highly volatile, potentially subject to governmental fixing, pegging, controls, or any combination of these and other factors, and respond to changes in domestic, international, political, social, and economic environments. Additionally, due to worldwide economic uncertainty, the availability and cost of funds for production and other expenses have become increasingly difficult, if not impossible, to project. In addition, adverse weather conditions can also hinder drilling operations. These changes and events may materially affect our financial performance. These factors cannot be accurately predicted and the combination of these factors may result in our company not receiving an adequate return on invested capital.

Even if We are Able to Discover and Generate A Gas Well, There Can be no Assurance the Well Will Become Profitable.

     We have not yet make a discovery of coalbed methane gas or drilled a gas well to capture any gas. Even if we are able to, a productive well may become uneconomic in the event water or other deleterious substances are encountered which impair or prevent the production of oil and/or gas from the well. In addition, production from any well may be unmarketable if it is impregnated with water or other deleterious substances. In addition, the marketability of oil and gas which may be acquired or discovered will be affected by numerous factors, including the proximity and capacity of oil and gas pipelines and processing equipment, market fluctuations of prices, taxes, royalties, land tenure, allowable production and environmental protection, all of which could result in greater expenses than revenue generated by the well.

Competition In The Oil And Gas Industry Is Highly Competitive And There Is No Assurance That We Will Be Successful In Acquiring The Leases.

     The oil and gas industry is intensely competitive. We compete with numerous individuals and companies, including many major oil and gas companies, which have substantially greater technical, financial and operational resources and staffs. Accordingly, there is a high degree of competition for desirable oil and gas leases, suitable properties for drilling operations and necessary drilling equipment, as well as for access to funds. We cannot predict if the necessary funds can be raised or that any projected work will be completed. Our budget anticipates our acquisition of additional acreage in the Coos Bay basin. This acreage may not become available or if it is available for leasing, that we may not be successful in acquiring the leases.

The Marketability of Natural Resources Will be Affected by Numerous Factors Beyond Our Control Which May Result in Us not Receiving an Adequate Return on Invested Capital to be Profitable or Viable.

     The marketability of natural resources which may be acquired or discovered by us will be affected by numerous factors beyond our control. These factors include market fluctuations in oil and gas pricing and demand, the proximity and capacity of natural resource markets and processing equipment, governmental regulations, land tenure, land use, regulation concerning the importing and exporting of oil and gas and environmental protection regulations. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in us not receiving an adequate return on invested capital to be profitable or viable.

Oil and Gas Operations are Subject to Comprehensive Regulation Which May Cause Substantial Delays or Require Capital Outlays in Excess of Those Anticipated Causing an Adverse Effect on Our Company.

     Oil and gas operations are subject to federal, state, and local laws relating to the protection of the environment, including laws regulating removal of natural resources from the ground and the discharge of materials into the environment. Oil and gas operations are also subject to federal, state, and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of drilling methods and equipment. Various permits from government bodies are required for drilling operations to be conducted; no assurance can be given that such permits will be received. Environmental standards imposed by federal, provincial, or local authorities may be changed and any such changes may have material adverse effects on our activities. Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus causing an adverse effect on us. Additionally, we may be subject to liability for pollution or other environmental damages. To date we have not been required to spend any material amount on compliance with environmental regulations. However, we may be required to do so in future and this may affect our ability to expand or maintain our operations.

Exploration and Production Activities are Subject to Certain Environmental Regulations Which May Prevent or Delay the Commencement or Continuance of Our Operations.

     In general, our exploration and production activities are subject to certain federal, state and local laws and regulations relating to environmental quality and pollution control. Such laws and regulations increase the costs of these activities and may prevent or delay the commencement or continuance of a given operation. Compliance with these laws and regulations has not had a material effect on our operations or financial condition to date. Specifically, we are subject to legislation regarding emissions into the environment, water discharges and storage and disposition of hazardous wastes. In addition, legislation has been enacted which requires well and facility sites to be abandoned and reclaimed to the satisfaction of state authorities. However, such laws and regulations are frequently changed and we are unable to predict the ultimate cost of compliance. Generally, environmental requirements do not appear to affect us any differently or to any greater or lesser extent than other companies in the industry.

     We believe that our operations comply, in all material respects, with all applicable environmental regulations.

     Our operating partners maintain insurance coverage customary to the industry; however, we are not fully insured against all possible environmental risks.

Exploratory Drilling Involves Many Risks and We May Become Liable for Pollution or Other Liabilities Which May Have an Adverse Effect on Our Financial Position.

     Drilling operations generally involve a high degree of risk. Hazards such as unusual or unexpected geological formations, power outages, labor disruptions, blow-outs, sour gas leakage, fire, inability to obtain suitable or adequate machinery, equipment or labor, and other risks are involved. We may become subject to liability for pollution or hazards against which it cannot adequately insure or which it may elect not to insure. Incurring any such liability may have a material adverse effect on our financial position and operations.

Risks Relating to Our Current Financing Arrangement:

There Are a Large Number of Shares Underlying Our Series B Convertible Preferred Stock That May be Available for Future Sale and the Sale of These Shares May Depress the Market Price of Our Common Stock.

     As of November 5, 2004, we had 15,656,249 shares of common stock issued and outstanding and Series B Convertible Preferred Stock outstanding that may be converted into an estimated 1,787,262 shares of common stock at current market prices. Additionally, we have an obligation to sell Series B Convertible Preferred Stock that may be converted into an estimated 595,754 shares of common stock at current market prices in the near future. In addition, the number of shares of common stock issuable upon conversion of the outstanding Series B Convertible Preferred Stock may increase if the market price of our stock declines. All of the shares, including all of the shares issuable upon conversion of the Series B Convertible Preferred Stock may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

The Continuously Adjustable Conversion Price Feature of Our Series B Convertible Preferred Stock Could Require Us to Issue a Substantially Greater Number of Shares, Which Will Cause Dilution to Our Existing Stockholders.

     Our obligation to issue shares upon conversion of our Series B Convertible Preferred Stock is essentially limitless. The following is an example of the amount of shares of our common stock that are issuable, upon conversion of our Series B Convertible Preferred Stock (excluding accrued dividends), based on market prices 25%, 50% and 75% below the market price, as of November 16, 2004 of $1.08.

                                                                          Number                          % of
% Below             Price Per                  With Discount             of Shares                        Outstanding
Market                 Share                     at 20%                  Issuable                         Stock
------                 -----                     ------                  --------                         -----
25%                   $.81                       $.648                   3,395,062                        17.82%
50%                   $.54                       $.432                   5,092,593                        24.54%
75%                   $.27                       $.216                  10,185,186                        39.41%

     As illustrated, the number of shares of common stock issuable upon conversion of our Series B Convertible Preferred Stock will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.

The Continuously Adjustable Conversion Price feature of our Series B Convertible Preferred Stock May Encourage Investors to Make Short Sales in Our Common Stock, Which Could Have a Depressive Effect on the Price of Our Common Stock.

     The Series B Convertible Preferred Stock is convertible into shares of our common stock at a 20% discount to the trading price of the common stock prior to the conversion. The significant downward pressure on the price of the common stock as the selling stockholder converts and sells material amounts of common stock could encourage short sales by investors. This could place further downward pressure on the price of the common stock. The selling stockholder could sell common stock into the market in anticipation of covering the short sale by converting their securities, which could cause the further downward pressure on the stock price. In addition, not only the sale of shares issued upon conversion of preferred stock, but also the mere perception that these sales could occur, may adversely affect the market price of the common stock.

The Issuance of Shares Upon Conversion of the Series B Convertible Preferred Stock May Cause Immediate and Substantial Dilution to Our Existing Stockholders.

     The issuance of shares upon conversion of the Series B Convertible Preferred Stock may result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately convert and sell the full amount issuable on conversion. Although the selling stockholders may not convert their Series B Convertible Preferred Stock if such conversion would cause them to own more than 4.99% of our outstanding common stock, this restriction does not prevent the selling stockholders from converting some of their holdings and then converting the rest of their holdings. In this way, the selling stockholders could sell more than this limit while never holding more than this limit. There is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

In The Event That Our Stock Price Declines, The Shares Of Common Stock Allocated For Conversion Of The Series B Convertible Preferred Stock and Registered Pursuant To This Prospectus May Not Be Adequate And We May Be Required to File A Subsequent Registration Statement Covering Additional Shares. If The Shares We Have Allocated And Are Registering Herewith Are Not Adequate And We Are Required To File An Additional Registration Statement, We May Incur Substantial Costs In Connection Therewith.

     Based on our current market price and the potential decrease in our market price as a result of the issuance of shares upon conversion of the Series B Convertible Preferred Stock, we have made a good faith estimate as to the amount of shares of common stock that we are required to register and allocate for conversion of the Series B Convertible Preferred Stock. Accordingly, we have allocated and registered 5,000,000 shares to cover the conversion of the Series B Convertible Preferred Stock. In the event that our stock price decreases, the shares of common stock we have allocated for conversion of the Series B Convertible Preferred Stock and are registering hereunder may not be adequate. If the shares we have allocated to the registration statement are not adequate and we are required to file an additional registration statement, we may incur substantial costs in connection with the preparation and filing of such registration statement.

Risks Relating to Our Common Stock:

If We Fail to Remain Current in Our Reporting Requirements, We Could be Removed From the OTC Bulletin Board Which Would Limit the Ability of Broker-Dealers to Sell Our Securities and the Ability of Stockholders to Sell Their Securities in the Secondary Market.

     Companies trading on the OTC Bulletin Board, such as us, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Our Common Stock is Subject to the "Penny Stock" Rules of the SEC and the Trading Market in Our Securities is Limited, Which Makes Transactions in Our Stock Cumbersome and May Reduce the Value of an Investment in Our Stock.

     The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

     o that a broker or dealer approve a person's account for transactions in penny stocks; and
     o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

     o obtain financial information and investment experience objectives of the person; and
     o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

     o sets forth the basis on which the broker or dealer made the suitability determination; and
     o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

     Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                                 USE OF PROCEEDS

     This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. We have received gross proceeds of $1,650,000 from the sale of the Series B Convertible Preferred Stock and the investors are obligated to provide us with an additional $550,000 within five days of this prospectus being declared effective. The proceeds received from the sale of the Series B Convertible Preferred Stock will be used for lease acquisitions, core drilling, marketing and public relations, working capital needs and payment of legal and professional fees.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Our common stock is quoted on the OTC Bulletin Board under the symbol "TREN". Prior to July 30, 2004, our common stock was quoted under the symbol "SBSY." Prior to March 24, 2003, our common stock was quoted under the symbol "IRVV."

     For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.



                                     High($)          Low ($)
                                     ------          -------

  2003
  First Quarter (1)                  $ 1.70            0.60
  Second Quarter                       0.90            0.10
  Third Quarter                        0.40            0.20
  Fourth Quarter                       0.30            0.10

  2004
  First Quarter                        0.20            0.10
  Second Quarter                       0.20            0.10
  Third Quarter                        0.20            0.10
  Fourth Quarter                       0.51            0.05

  2005
  First Quarter                        1.29            0.38
  Second Quarter                       1.18            0.65
  Third Quarter (2)                    1.37            0.78

(1) All prices per share before January 20, 2004, take into account the one-for-ten share consolidation which has the effect of multiplying the pre-consolidated price per share by a factor of ten.

(2) As of November 16, 2004.

HOLDERS

     As of September 10, 2004, we had approximately 181 holders of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent of our common stock is Computershare Trust Company, Inc., 350 Indiana Street, Suite 800, Golden, CO 80401.

     We have never declared or paid any cash dividends on our common stock. We do not anticipate paying any cash dividends to stockholders in the foreseeable future. In addition, any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, and such other factors as the Board of Directors deem relevant.

Equity Compensation Plan Information

2004 Non-Qualified Stock Option Plan

     In February 2004, the Board of Directors authorized the 2004 Non-Qualified Stock Option Plan for our executive, employees and outside consultants and advisors. Under the 2004 Non-Qualified Stock Option Plan, executives, employees and outside consultants and advisors may receive awards of non-qualified stock options. A maximum of 1,800,000 shares of our common stock are subject to the 2004 Non-Qualified Stock Option Plan. As of September 15, 2004, 1,800,000 stock options have been granted to consultants under the Plan to purchase 1,800,000 shares of our common stock. The purpose of the 2004 Non-Qualified Stock Option Plan is to provide executives, employees and non-employee consultants and advisors with an increased incentive to make contributions to our company. As of September 15, 2004, there were 200,000 options to purchase shares of our common stock outstanding.


     The following table sets forth certain information concerning the granting of incentive stock options during the last completed fiscal year to each of the named executive officers and the terms of such options:


 Option/SAR Grants in the Last Fiscal Year


Individual Grants

                           Number of        % of Total
                           Securities       Options/SARs
                           Underlying       Granted to
                           Options/SARs     Employees in      Exercise or Base  Expiration
     Name                  Granted (#)      Fiscal Year       Price ($/Share)   Date
     ----------------      -----------      -------------     ----------------  ----------
     Thomas E. Mills           0              n/a                 n/a             n/a

     The following table sets forth certain information concerning the exercise of incentive stock options during the last completed fiscal year by each of the named executive officers and the fiscal year-end value of unexercised options on an aggregated basis:

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Option/SAR Values


                                                                          Value of
                                                      Number of           Unexercised
                                                      Unexercised         In-the-Money
                                                      Options/SARs        Options/SAR
                      Shares           Value          at FY-End(#)        at FY-End($)(2)
                     Acquired       Realized(1)       Exercisable/        Exercisable/
    Name          on Exercise(#)        ($)           Unexercisable       Unexercisable
---------------   --------------    -----------       -------------     -----------------
Thomas E. Mills        -0-             -0-                 0/0                 0/0

     (1) Value Realized is determined by calculating the difference between the aggregate exercise price of the options and the aggregate fair market value of the Common Stock on the date the options are exercised.

     (2) The value of unexercised options is determined by calculating the difference between the fair market value of the securities underlying the options at fiscal year end and the exercise price of the options.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                             AND PLAN OF OPERATIONS

     Some of the information in this Form SB-2 contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

     o    discuss our future expectations;
     o contain projections of our future results of operations or of our financial condition; and
     o    state other "forward-looking" information.

     We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Risk Factors."

 Overview

     Until June 22, 2004, when we closed on the purchase of certain oil and gas leases in the Coos Bay region, our business was to provide services to the e-commerce industry. Historically, these services have been comprised of marketing, e-commerce development and the sale and distribution of transaction processing and payment services. Since none of these services were sufficient to provide us with a sustainable foundation, we commenced reviewing opportunities in the resource sector in late fiscal 2004. Accordingly, the accumulated losses of $883,317 to March 31, 2004 reflect our past activities that have been either discontinued or abandoned. In addition, the results of operations discussed herein reflect our previous operations and not the financial results of our new business model.

     Our restructuring accelerated in the final quarter of fiscal 2004 (January 1 to March 31, 2004) and was finalized in the first quarter of fiscal 2005 (April 1 to June 30, 2004). We decided to investigate and pursue a number of conventional oil and gas opportunities as well as a number of unconventional (coalbed methane) acquisition candidates. Due diligence on a coalbed methane opportunity was completed in April and May of 2004, resulting in the May 20 announcement of the purchase of certain Oregon-based oil and gas lease assets from an independent company. Two private placements in this first quarter (April 1 to June 30, 2004) allowed us to complete the lease acquisitions and to commence leasing additional mineral rights under the land surrounding the existing oil and gas leases. We now have a coalbed methane exploration prospect in Oregon to focus on. Additional financings will be required to support further leasing activities and related exploratory drilling programs.

Plan of Operations

Land Acquisition

     We currently lease approximately 60,000 acres in the Coos Bay Basin and have identified approximately 30,000 to 40,000 additional acres falling within the Coos Bay Basin Prospect. Our objective is to achieve a land lease position of over 100,000 acres before the end of 2004, although there is no assurance that we can reach that goal.

Exploration of the Coos Bay Project

     We are planning an aggressive drilling and exploration program in the Coos Bay Basin. Based on existing raw data, which provides substantial subsurface information, we believe we will begin a core hole drilling program before the end of 2004. A total of four to six core holes will be drilled at depths ranging from 1,000 to 4,000 feet. It is expected to take approximately two to three weeks to drill each hole. If commercial gas resource estimates can be verified, production testing should follow with full pilot test well programs in mid 2005.

Estimated timeline over the next twelve months


   November - December 2004         -Bulk of additional land acquisitions
                                    completed within the area of mutual interest
   November 2004                    -Commence corehole exploratory drilling
   Summer 2005                      -Commence pilot well drilling and testing


The continuation of our business is dependent upon obtaining further financing, a successful program of acquisition, positive results of exploration, and, finally, achieving a profitable level of operations. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

There are no assurances that we will be able to obtain further funds required for our continued operations. As noted herein, we are pursuing various financing alternatives to meet our immediate and long-term financial requirements. There can be no assurance that additional financing will be available when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, we will be unable to conduct our operations as planned, and we will not be able to meet our other obligations as they become due. In such event, we will be forced to scale down or perhaps even cease our operations. Further, there can be no assurance that our exploration will result in any commercial findings of oil and gas, or any findings at all.

Results of Operations

For the Year Ended March 31, 2004 Compared to the Year Ended March 31, 2003

Operating Expenses from Continued Operations

     Operating expenses consisted of consulting fees, management fees, professional fees, stock based compensation and other general corporate expenses. Operating expenses were $411,651 for the year ended March 31, 2004, compared with $347,045 for the year ended March 31, 2003. The increase was a result of us recording $195,740 in stock based compensation for stock options granted to consultants during the year ended March 31, 2004, compared with no such expense for the year ended March 31, 2003. Excluding the stock based compensation charge of $195,740, the operating costs decreased by $131,134, or 38%, due to the curtailing of substantially all of our operating activities during the current year. Consulting fees were $169,059 for the year ended March 31, 2004, compared with $170,469 for the year ended March 31, 2003. During the current period, we recorded $100,000 in consulting services for restructuring efforts and the balance of $69,059 was related to consulting services for managing our operations and reporting requirements. During the comparative period in 2003, consultants were engaged to manage our operations. Professional fees were $65,780 for the year ended March 31, 2003, compared with no such fees for the year ended March 31, 2004. Professional fees incurred in fiscal year 2003 consisted of financial consulting fees for the negotiation of debt financing for our operations. Audit and legal fees were $14,924 for the year ended March 31, 2004 compared to $20,181 for the year ended March 31, 2003. Legal and accounting fees related to the costs associated with our audited statements and periodic reporting obligations. General office expenses were $21,501 for the year ended March 31, 2004, compared with $30,756 for the year ended March 31, 2003 when we were operating. Interest costs were $8,948 for the year ended March 31, 2004 compared with $7,621 for the year ended March 31, 2003.

Gain on Settlement of Debt

     We recorded a gain on the settlement of debt of $37,045 for the year ended March 31, 2004 compared to no such gain during the year ended March 31, 2003. The gains were from negotiated settlements with creditors to our benefit. We also recorded gains on the settlement of related party debt in the amount of $110,527 for the year ended March 31, 2004. However, debt settlements with related parties are treated as contributed surpluses in the statement of stockholders' deficit instead of the statement of operations.

Net Income from Discontinued Operations

     We ceased substantially all of our operating businesses during the fiscal year ended March 31, 2003 and, as a result, combined all operating revenues and expenses related to the previous business under discontinued operations. We recorded no net income from discontinued operations for the year ended March 31, 2004, compared with a net income of $21,082 for the year ended March 31, 2003.

Net Loss for the Period

     We recorded a net loss of $374,606 for the year ended March 31, 2004, compared with a net loss of $396,277 for the year ended March 31, 2003.


For the Three Months Ended September 30, 2004 Compared to the Three Months Ended September 30, 2003.

Operating Expenses

     Operating expenses rose considerably between the periods due to our increased activity compared to the prior period when we had no operations. During the three months ended September 30, 2004, we concluded two financings and acquired additional oil and gas leases in the Coos Bay Basin of Oregon. Operating expenses consisted of consulting fees, investor relation's expenses, accounting and legal fees, stock based compensation and other general corporate expenses.

     Operating expenses were $442,670 for the three months ended September 30, 2004, compared with $33,072 for the three months ended September 30, 2003. A significant portion of the increase in expenditures was due to investor relation's expenses of $148,932 for the three months ended September 30, 2004 and shareholder relation's expenses of $43,293 for the three months ended September 30, 2004. Investor relations expenses consisted of fees of $148,932 for a mail distribution pursuant to an agreement to provide a shareholder awareness program. Shareholder relation expenses consisted of costs associated with disseminating press releases and the costs of designing and maintaining of our website, www.torrentenergy.com. This compares with no such investor relations or shareholder relations expenses for the comparative period in 2003 when we were relatively inactive.

     Consulting fees were $12,977 for the three months ended September 30, 2004, compared with $19,566 for the three months ended September 30, 2003. During the current period, the consulting services related to the ongoing administration of our new office in Oregon for our Coos Bay project. During the comparative period in 2003, consultants were engaged to sustain our minimum operations.

     During the three months ended September 30, 2004, we investigated a potential oil and gas property acquisition and made a $100,000 deposit and spent $1,651 on technical due diligence. We have since decided not to purchase the property and have written off the deposit for accounting purposes but continue to seek repayment of our deposit.

Net Loss for the Period

     We recorded a net loss of $442,507 for the three months ended September 30, 2004, compared with a net loss of $33,072 for the three months ended September 30, 2003.

Liquidity and Capital Resources

     Our cash on hand was $1,149,571 as at September 30, 2004 compared to $12,621 at March 31, 2004. Our working capital improved to $990,691 as at September 30, 2004, compared to a working capital deficit of $15,261 as at March 31, 2004.

     Our improved cash position and working capital was achieved though receipt of net proceeds of $769,025 from the issuance of common stock and net proceeds of $1,450,000 (gross proceeds of $1,650,000 less finders' fees of $165,000 and legal fees of $35,000) from the issuance of our preferred stock. This compares with no such capital proceeds during the six months ended September 30, 2003 when we were inactive.

     During the six months ended September 30, 2004, we expended cash of $556,583 on our Coos Bay project. This included $305,562 in acquisition costs, including the $300,000 cash payments to GHI, $208,633 in lease costs to secure the oil and gas rights and $42,388 for the purchase of existing seismic data in Coos Bay. During the comparative period, we made no such investments as we were inactive.

     We are not required to make any further lease payments pursuant to our oil and gas leases, until after our next year end of March 31, 2005.

     We will require additional financing in order to complete our stated plan of operations for the next twelve months. We believe that we will require an additional $2,500,000 to sustain minimum operations during the next twelve months. There can be no assurance, however, that such financing will be available or, if it is available, that we will be able to structure such financing on terms acceptable to us and that it will be sufficient to fund our cash requirements until we can reach a level of profitable operations and positive cash flows. If we are unable to obtain the financing necessary to support our operations, we may be unable to continue as a going concern. We currently have no firm commitments for any additional capital.

     To obtain funding for our ongoing operations, we entered into an Investment Agreement with one accredited investor on August 27, 2004 for the sale of 2,200 shares of Series B Convertible Preferred Stock for $2,200,000. This prospectus relates to the resale of the common stock underlying this Series B Convertible Preferred Stock. The investors are obligated to provide us with an aggregate of $2,200,000 as follows:

     o    $1,100,000 was disbursed on August 27, 2004;

     o    $550,000 was disbursed on September 30, 2004; and

     o $550,000 will be disbursed within five days of the effectiveness of this prospectus.

     Accordingly, we have received a total of $1,650,000 pursuant to the Investment Agreement. The funds from the sale of the Series B Convertible Preferred Stock will be used for business development purposes, business acquisitions, working capital needs, pre-payment of interest, payment of consulting and legal fees and borrowing repayment.

     The Series B Convertible Preferred Stock is entitled to cumulative dividends of 5% per annum and are convertible into our common stock, at the selling stockholders' option and subject to a maximum cap of $250,000 worth of Series B Convertible Preferred Stock in any 30 day calendar period, into the number of our shares of common stock equal to the sum of (i) the liquidation amount of the Series B Convertible Preferred Stock, plus (ii) all accrued but unpaid dividends, which is then divided by the conversion price then in effect. The liquidation amount of the Series B Convertible Preferred Stock is equal to $1,000 per share of Series B Convertible Preferred Stock. The conversion price for the Series B Convertible Preferred Stock is the lesser of (i) $1.20 or 80% of the volume weighted average price of the common stock on a principal market for the 10 trading days before but not including the conversion date. In addition, the conversion price of the Series B Convertible Preferred Stock will be adjusted in the event that we issue common stock at a price below the fixed conversion price, below market price, with the exception of any securities issued in connection with the Investment Agreement. The conversion price of the Series B Convertible Preferred Stock may be adjusted in certain circumstances such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the selling stockholder's position. The selling stockholders have contractually agreed to restrict their ability to convert and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion does not exceed 4.99% of the then issued and outstanding shares of common stock. In addition, we have granted the investors a security interest in substantially all of our assets and intellectual property and registration rights.

     Since the conversion price will be less than the market price of the common stock at the time the Series B Convertible Preferred Stock is issued, we anticipate recognizing a charge relating to the beneficial conversion feature of the Series B Convertible Preferred Stock during the quarter in which they are issued, including the second quarter of fiscal 2005 when $1,100,000 of Series B Convertible Preferred Stock were issued and the third quarter of fiscal 2005 when $550,000 of Series B Convertible Preferred Stock were issued.

     We will still need additional investments in order to continue operations to cash flow break even. Additional investments are being sought, but we cannot guarantee that we will be able to obtain such investments. Financing transactions may include the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms. However, the trading price of our common stock and the downturn in the U.S. stock and debt markets could make it more difficult to obtain financing through the issuance of equity or debt securities. Even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses, fail to collect significant amounts owed to us, or experience unexpected cash requirements that would force us to seek alternative financing. Further, if we issue additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. If additional financing is not available or is not available on acceptable terms, we will have to curtail our operations again.

Recent Accounting Pronouncements

     In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133. This Statement is effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS No. 149 does not have an impact on our financial statements.

     In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This Statement is effective for financial instruments entered into or modified after May 30, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 does not have an impact on our financial statements.

     In December 2003, the FASB Issued SFAS No. 132(R), a revision to SFAS No. 132, Employer's Disclosure about Pensions and Other Postretirement Benefits. SFAS No. 132(R) requires additional disclosure about assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans, SFAS No. 132(R) is effective for the financials statements with fiscal years ending after December 15, 2003, with the exception of disclosure requirements related to foreign plans and estimated future benefit payments which are effective for the fiscal years ending after June 15, 2004. The adoption of SFAS No. 132(R) does not have an impact on our financial position or results of operations.

     In December, 2003 the American Institute of certified Public Accounts and the Securities and Exchange Commission ("SEC") expressed the opinion that rate-lock commitments represent written put options, and therefore be valued as a liability. The SEC expressed that they expect registrants to disclose the effect on the financial statement of recognizing the rate-lock commitments as written put options, for quarters commencing after march 15, 2004, Additionally, the SEC recently issued Staff Accounting Bulletin (SAB) No. 105. SAB No. 105 clarifies the SEC's position that the inclusion of cash flows from servicing or ancillary income in the determination of the fair value of interest rate lock commitments is not appropriate. We have not yet determined the impact on the financial statements of SAB No. 105, which must be implemented for loan commitments entered into on or after April 1, 2004. We are currently analyzing the impact of the SEC's position and will, if required, account for its loan origination commitments as prescribed.

     In January 2003, the FASB released FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities." FIN 46 requires that all primary beneficiaries of variable interest entities consolidate that entity. FIN 46 is effective immediately for variable interest entities created after January 31, 2003 and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003 to variable interest entities in which an enterprise holds a variable interest it acquired before February 1, 2003. In December 2003, the FASB published a revision to FIN 46 ("FIN 46R") to clarify some of the provisions of the interpretation and to defer the effective date of implementation for certain entities. Under the guidance of FIN 46R, entities that do not have interests in structures that are commonly referred to as special purpose entities are required to apply the provisions of the interpretation in financial statements for periods ending after March 14, 2004. We did not create a variable interest entity after January 31, 2003 and does not have a variable interest entity as of December 31, 2003. We expect that the full adoption of FIN 46R in 2004 will not have a material impact on our financial position or results of operations.

Application of Significant Accounting Policies

Cash and Cash Equivalents

     Cash equivalents comprise certain highly liquid instruments with a maturity of three months or less when purchased. As at March 31, 2004 and 2003, cash and cash equivalents consist of cash only.

Accounting Estimates

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

Concentration of Credit Risk

     We place our cash and cash equivalents with high credit quality financial institutions. As of March 31, 2004 we had no balance in a bank beyond insured limits.

Foreign Currency Transactions

     We maintain our accounting records in U.S. Dollars, as follows:

     At the transaction date, each asset, liability, revenue and expense is translated into U.S. dollars by the use of the exchange rate in effect at that date. At the period end, monetary assets and liabilities are remeasured by using the exchange rate in effect at that date. The resulting foreign exchange gains and losses are included in operations.

Fair Value of Financial Instruments

     Our financial instruments consist of cash and cash equivalents, accounts payable and accrued liabilities and promissory notes. The carrying amount of accounts payable and accrued liabilities approximates fair value due to the short-term nature of these items. The promissory notes also approximate fair value based on evaluations of market interest rates and short-term nature of the payable.

Income Taxes

     We have adopted Statement of Financial Accounting Standards (SFAS") No. 109, "Accounting for Income Taxes", which requires us to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in our financial statements or tax returns using the liability method. Under this method, deferred tax liabilities and assets are determined based on the temporary differences between the financial statements and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

Comprehensive Income

     We adopted SFAS No. 130, "Reporting Comprehensive Income", which requires inclusion of foreign currency translation adjustments, reported separately in its Statement of Stockholders' Equity, in other comprehensive income. We had no other comprehensive income for the year ended March 31, 2004.

Advertising Expenses

     We expense advertising costs as incurred. There were no advertising expenses incurred by us for the years ended March 31, 2004 and 2003.

Loss Per Share

     Loss per share is computed using the weighted average number of shares outstanding during the year. We have adopted SFAS No. 128, "Earnings Per Share". Diluted loss per share is equivalent to basic loss per share as the stock options to acquire common shares as disclosed in the notes are anti-dilutive.

Stock-based Compensation

     We have adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-based Compensation", as amended by SFAS No. 148 "Accounting for Stock-based Compensation - Transition and Disclosure - An amendment of SFAS No. 123". SFAS No. 123 encourages, but does not require, companies to adopt a fair value based method for determining expense related to stock-based compensation. We account for stock-based compensation issued to employees and directors using the intrinsic value method as prescribed under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. We initiated a 2004 Non-Qualified Stock Option Plan. During the year ended March 31, 2004, we granted 1,060,000 stock options to non-employees.

Goodwill and Intangible Assets

     Goodwill represents the excess of cost over fair value of assets of business acquired. Goodwill and intangible assets acquired in a business combination and determined to have an indefinite useful life are not amortized, but instead are tested for impairment at lest annually in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 142. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets.

Accounting for Derivative Instruments and Hedging Activities

     We have adopted Statement of Financial  Accounting  Standards No. 133 (SFAS
133) Accounting for Derivative and Hedging Activities, which requires companies to recognize all derivative contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain and loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change. We have not entered into derivative contracts either to hedge existing risks or for speculative purposes.

Long-Lived Assets Impairment

     Our long-term assets are reviewed when changes in circumstances require as to whether their carrying value has become impaired, pursuant to guidance established in Statement of Financial Accounting Standards No. 144 (SFAS 144), Accounting for the Impairment or Disposal of Long-Lived Assets. Management considers assets to be impaired if the carrying value exceeds the future projected cash flows from the related operations (undiscounted and without interest charges). If impairment is deemed to exist, the assets will be written down to fair value.

                                    BUSINESS

OVERVIEW

     We are an exploration stage company engaged in the exploration of coalbed methane in the Coos Bay region of Oregon. Through our wholly owned subsidiary, Methane Energy Corp., we hold leases to approximately 60,000 acres of prospective coalbed methane lands in the Coos Bay region. Methane Energy operates the exploration project in the Coos Bay region.

Organizational/Historical Background

     We were formed by the merger of Scarab Systems, Inc., a Nevada corporation into iRV, Inc., a Colorado corporation. Scarab Systems, Inc. was a privately owned Nevada corporation that was incorporated on October 8, 2001. The effective date of the merger transaction between Scarab Systems, Inc. and iRV, Inc. was July 17, 2002. Subsequent to completion of the reorganization, Scarab Systems, Inc. transferred all its assets and liabilities to iRV, Inc. and ceased operations. The directors and executive officers of iRV, Inc. were subsequently reconstituted. iRV, Inc. and changed its name to Scarab Systems, Inc. on March 24, 2003. We were initially providing services to the e-commerce industry but ceased all activity in the e-commerce industry by the end of the fiscal year ended March 31, 2003.

     On January 30, 2002, we were given two options in fiscal year 2002 to acquire all the issued and outstanding shares of 485017 B.C. Ltd., a British Columbia company doing business as MarketEdge Direct, as security against a subscription receivable of $337,500 for 675,000 shares from the shareholders of MarketEdge Direct. MarketEdge Direct was in the business of providing a wide range of marketing products and services. Effective August 7, 2002, we exercised both of the options and acquired all the issued and outstanding shares of MarketEdge Direct. Due to disappointing financial results of MarketEdge Direct, on March 28, 2003, we entered into an agreement with the former shareholders of MarketEdge Direct to sell MarketEdge Direct back to them. As a result, all the issued and outstanding shares of MarketEdge Direct that we acquired were sold back to the former MarketEdge Direct shareholders for the return to treasury of 540,000 of our common shares.

     On March 28, 2003, we acquired all the issued and outstanding shares of Catalyst Technologies, Inc., a British Columbia corporation. Catalyst is a Vancouver based, web design and Internet application developer. Catalyst specializes in the development of web-sites and Internet software design, primarily for the Health and Nutraceutical industry. The acquisition of Catalyst was treated as a non-material business combination in the fiscal year 2003 and we abandoned Catalyst during the fiscal year ended March 31, 2004 due to a lack of working capital and disappointing financial results.

     On April 30, 2004, we incorporated an Oregon subsidiary company named Methane Energy Corp. in anticipation of acquiring oil and gas properties in the State of Oregon. On May 11, 2004, Methane Energy entered into a Lease Purchase and Sale Agreement with GeoTrends-Hampton International LLC to purchase GeoTrends-Hampton International's undivided working interest in certain oil and gas leases for the Coos Bay Basin prospect located onshore in the Coos Bay Basin of Oregon. To acquire these oil and gas leases, we paid a total of $300,000 in cash and will issue 1,800,000 restricted common shares in three performance-based tranches. The Lease and Sale Agreement closed on June 22, 2004. On closing, we paid $100,000 of the cash and 600,000 of our common shares. We have since paid the remaining $200,000 so that the cash consideration is fully paid.

     Pursuant to the GeoTrends-Hampton International Agreement, we acquired leases of certain properties in the Coos Bay area of Oregon which are prospective for oil and gas exploration. Leases were acquired from the State of Oregon and from property owners, and we have amassed approximately 60,000 acres under lease. We are pursuing the leasing of additional properties in the Coos Bay area. As a result of this change in the focus of the business and pursuant to shareholder approval on July 13, 2004, we changed our name from Scarab System, Inc. to Torrent Energy Corporation.

New Business Plan

     We are an exploration stage company engaged in the exploration of coalbed methane in the Coos Bay region of Oregon. Through our wholly-owned subsidiary, Methane Energy Corp., we hold leases to approximately 60,000 acres of prospective coalbed methane lands in the Coos Bay region. Methane Energy operates the exploration project in the Coos Bay region.

COOS BAY BASIN EXPLORATION PROSPECT

     The Coos Bay Basin is located along the Pacific coast in southwestern Oregon, approximately 200 miles south of the Columbia River and 80 miles north of the California border. The onshore portion of the Coos Bay Basin is elliptical in outline covering over 250 square miles. We estimate that up to 100,000 acres in the Coos Bay Basin are potentially prospective for coalbed methane and conventional natural gas production. The leases we acquired include oil and gas leases, lease option agreements or other exploration commitments covering over 50,000 net mineral acres within the primary Coos Bay Basin Exploration Prospect area of mutual interest. We are also exploring lease commitments for additional acres and have identified specific leasehold ownership falling within the Coos Bay Basin exploration prospect area, although we currently do not have any contracts to lease additional acreage, nor are we certain we will be able to do so. Access to virtually all areas in Coos County is excellent year-round via logging and fire control roads maintained by the Forest Service or the timber industry. Likewise, numerous potential drill-site locations are already constructed as timber recovery staging areas and available to be utilized in the initial testing phase of the drilling program. The Coos Bay Basin is basically a structural basin formed by folding and faulting that preserves a portion of coal-bearing sediments that were deposited in this swampy coastal plain. The coal-bearing sandstones and siltstones of the Upper Eocene Coaledo formation are estimated to form a section approximately 6,600 feet thick.

     On October 6, 2004, we signed a Drilling Services Agreement with a Utah based drilling company which has extensive drilling and consulting experience in coalbed methane in order to commence a six hole coring program on our leases. The six hole coring program is expected to commence in November and take approximately two to three weeks per hole in order to properly complete the coring and sampling process. The analysis of the coring samples should be complete within sixty days of the entire coring program being finished. The six locations were chosen in order to further confirm and delineate the gas content data in the Coos County coal beds and to assist us in determining the positioning of our potential pilot test well programs anticipated next year.

Natural Gas Market

     The port of Coos Bay is one of the largest population centers on the west coast not currently served by natural gas. A project to bring natural gas into the region via pipeline has been approved and funded by the County of Coos. The pipeline is currently under construction. A local distribution company serving this market has already constructed the mains and many services in this area. Estimates of initial requirements are over 10 million cubic feet of gas per day, approximately 20% of pipeline capacity.

     Coos County is also likely to benefit from new industrial development when natural gas becomes available. Expansion of the market is likely to bring greater demand for and value to natural gas. Because of its west coast location, Coos Bay market prices would be subject to NYMEX pricing standards for most of the year. However, seasonal or critical gas demand fluctuations could cause prices to exceed that price on a regular basis.

Exploration Objectives

     The Coos Bay Basin is the southernmost of a series of sedimentary basins that are present in western Oregon and Washington and southwestern British Columbia west of the Cascade Range. The region containing this series of basins is generally referred to as Puget-Willamette Trough. These basins preserve thick sequences of predominantly non-marine, coal-bearing sedimentary rock sequences that are correlative in age, closely related in genesis, and very similar in most characteristics. In a hydrocarbon exploration sense, some of the most relevant characteristics of individual basins within the Puget-Willamette Trough include:

          1.Commercial natural gas production from the Mist Gas Field in northwestern Oregon operated by Northwest Natural Gas;

          2.Underground  natural gas storage in the Jackson  Prairie Gas Storage
            Field in southwestern Washington operated by Puget Sound Energy, utility and pipeline interests; and

          3.Ongoing  coalbed  methane   exploration  by  major  and  independent
            companies in western Washington and British Columbia.

PREVIOUS COALBED METHANE EXPLORATION WELLS IN COOS BAY REGION

     The following sections contain data and information obtained from two coalbed methane exploration wells drilled in late 1993 in the Coos Bay region. These data and information are historical and isolated facts obtained from these two exploration wells and are not indicative of such things as mineral resources and reserves, the amount and nature of any coalbed methane resource; plans for exploration and development; prices for mineral or coalbed methane products, timing and amount of future production; operating and other costs, business strategies and plans of management, and prospective development and acquisitions. Variation of coalbed methane content and the degree of gas saturation often varies across a coalbed methane prospect. The Coos Bay Basin exploration prospect carries risks commensurate with an exploration play and could require several years to reach commercial production, if the amount and nature of the coalbed methane resources warrant such production. The success of the Coos Bay Basin exploration prospect is subject to risks, uncertainties and other factors. Please see "Risk Factors."

Coal Geology & Characteristics

     Coalbeds in the Coos Bay Basin are contained in 2 major groups: the upper member of the Coaledo formation where six important coal zones are spread over intervals of 600 to 1,000 feet. The Beaver Hill coalbed is typical in the series and is 6-8 feet thick; and the lower member of the Coaledo formation where at least seven important coal zones are included. In October of 1993, two coalbed methane exploration wells were drilled in the Coos Bay Basin: CCF 7-1 well and WNS MT 32-1 well. The CCF 7-1 well penetrated 9 major coal zones totaling approximately 76 net feet of coal. The WNS MT 32-1 well penetrated 6 major coal zones with a total thickness of 46 net feet.

Indications of Permeability

     Several positive indications of permeability were observed during the drilling phase of the CCF 7-1 well. Drilled partially with air and completed using cavitation techniques, several flow tests were conducted and yielded estimated flow rates of 200 to 225 thousand cubic feet per day of natural gas from intervals dominated by coal seams.

Initial Production Testing Results

     A short period of production testing was conducted on both wells following completion. Traditional pump jack and plunger pump configurations were set up on both wells. Both wells produced gas and water throughout the testing with gas rates estimated to be 25 to 100 thousand cubic feet per day, which is similar to other initial tests in coalbed methane production areas elsewhere in the U.S.

     Testing of the CCF 7-1 well was confined to several coal zones in the cased portion of the well several hundred feet above the targeted coal zones. As a result of an unstable downhole environment created by cavitation operations, plugging of the production liner, and loss of a drilling assembly in the targeted interval, the greater portion of the targeted section was not tested.

Water Disposal

     Water produced from drilling and testing operations was of suitable quality for surface discharge and was applied to forest lands.

Data Resources

     The Coos Bay Basin has been the subject of geologic mapping and studies for many years. Historically, the coal from the Coos Bay basin was mined and shipped to San Francisco in the late 1800's and early 1900's. Since then several companies such as Sumitomo, Shell and American Coal Company have done feasability studies on the Coos Bay basin, however there are no active coal mines in the area. There has also been approximately twenty exploratory oil and/or gas wells done in the Coos Bay basin over the years from 1929 to 1993. Most of the information from these wells and feasibility studies is available to the public.

     We have licensed proprietary seismic information, created in the late 1970's and early 1980's. We intend to reprocess this seismic data in order to assist in our exploratory drilling plans.

     Specific and detailed information and reports regarding the drilling, completion, stimulation, testing, and subsequent analysis of the data generated by the initial coalbed methane exploration operations have also been acquired by us under the Purchase and Sale Agreement.

THE COALBED METHANE INDUSTRY

     During the past two decades, coalbed methane has emerged as a viable source of natural gas compared to the late 1980s when there was no significant production outside of the still dominant San Juan Basin, in northwestern New Mexico, and the Black Warrior Basin in Alabama and Mississippi. As noted in USGS Fact Sheet FS-123-00 of October 2000, coalbed methane production accounted for 7% of US natural gas production or approximately 3.6 billion cubic feet (Bcf) of gas per day or an annual 1.35 trillion cubic feet of gas from over 14,000 producing wells. However, none of this production of natural gas occurs in the state of Oregon and the closest source of natural gas production to the Coos Bay region is in Wyoming.

     We believe the success of coalbed methane developments has been largely the result of improved drilling and completion techniques, better hydraulic fracture designs and significant cost reductions as a result of highly dependable gas content and coalbed methane reservoir performance analysis. Also aiding this sector's growth is the apparent shortage of quality domestic conventional exploration and development projects. In comparison, according to USGS Fact Sheet FS-123-00 of October 2000, total "unconventional" coalbed methane resource across America's 25 basins (lower US) is estimated to be roughly 700 trillion cubic feet of which 14% or 100 trillion cubic feet is considered technically recoverable with existing technology. Technically recoverable gas volumes do not necessarily qualify as proved reserves and we do not have any proved coalbed methane reserves at this time. We also believe that propelling the coalbed methane production growth is its relatively low finding and development costs. Coalbed methane fields are often found where deeper conventional oil and gas reservoirs have already been developed, therefore, considerable exploration-cost-reducing geologic information is often readily available. This available geological information, combined with coalbed methane reservoirs' comparatively shallow locations, reduces finding and developing costs.

COALBED METHANE

     Natural gas normally consists of 80% or more methane with the balance comprising such hydrocarbons as butane, ethane and propane. In some cases it may contain minute quantities of highly poisonous hydrogen sulfide, referred to as sour gas. Coalbed methane is, generally, a sweet gas consisting of 95% methane and thus is normally of pipeline quality. Coalbed methane is considered an unconventional natural gas resource because it does not rely on conventional trapping mechanisms, such as a fault or anticline, or stratigraphic traps. Instead coalbed methane is absorbed or attached to the molecular structure of the coals - an efficient storage mechanism as coalbed methane coals can contain as much as seven times the amount of gas typically stored in a conventional natural gas reservoir such as sandstone or shale. The absorbed coalbed methane is kept in place as a result of a pressure equilibrium often from the presence of water. Thus the production of coalbed methane in many cases requires the dewatering of the coals to be exploited. This process usually requires the drilling of adjacent wells and from 6 to 36 months to complete. Coalbed methane production typically has a low rate of production decline and an economic life typically from 10 to 20 years.

     The principal sources of coalbed methane are either biogenic, producing a dry gas which is generated from bacteria in organic matter, typically at depths less than 1,000 feet, or thermogenic, which is a deeper wet gas, formed when organic matter is broken down by temperature and pressure.

     The three main factors that determine whether or not gas can be economically recovered from coalbeds are: the gas content of the coals; the permeability or flow characteristics of the coals; and, the thickness of the coalbeds. Gas content is measured in terms of standard cubic feet per ton and varies widely from 430 standard cubic feet per ton in the deep (2,000 to 3,500 feet) San Juan, New Mexico thermogenic coals, and only 60 standard cubic feet per ton for the shallow (300 to 700 feet deep) Powder River, Wyoming biogenic coals. The San Juan coals are considered to have the industry's highest permeability. Relatively high permeability, which can affect the ability of gas to easily travel to the borehole, is an important factor for the success of coalbed methane well, but is not absolutely required. The thickness of coalbeds from which coalbed methane is economically being produced varies from as little as a few feet in some areas of the gas rich (300 standard cubic feet) Raton Basin to as much as 75 net feet of coalbed thickness at the relatively gas poor Powder River.

COMPETITORS

     The three largest coalbed methane producers in the United States' lower 48 states are BP Amoco, Burlington Resources and Phillips Petroleum, all producing most of their production from the now-in-decline San Juan basin. Even though it ranks fourth in terms of natural gas production, a leading coalbed methane participant in terms of growth and technology is Devon Energy. Devon Energy is aggressively expanding coalbed methane production in the Powder River Basin located in Wyoming and Montana and Raton Basin located in Colorado and has coalbed methane production in the San Juan Basin located in New Mexico and Wind River Basin located in Wyoming. Devon is also developing the coalbed methane potential of southeastern Kansas where it has amassed over 400,000 acres. Its project is centered in Cherokee Basin, that is the southern end of the coalbed methane fairway.

     Other companies are also active in the coalbed methane fairway, including Anadarko Petroleum Corporation, JM Huber Corporation, Evergreen Resources, Inc. and Whiting Petroleum. In addition, there are dozens of smaller public and private companies engaging in exploratory drilling and testing for coalbed methane.

GOVERNMENTAL REGULATIONS

     Our oil and gas operations are subject to various United States federal, state and local governmental regulations. Matters subject to regulation include discharge permits for drilling operations, drilling and abandonment bonds, reports concerning operations, the spacing of wells, and pooling of properties and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity in order to conserve supplies of oil and gas. The production, handling, storage, transportation and disposal of oil and gas, by-products thereof, and other substances and materials produced or used in connection with oil and gas operations are also subject to regulation under federal, state, provincial and local laws and regulations relating primarily to the protection of human health and the environment. To date, expenditures related to complying with these laws, and for remediation of existing environmental contamination, have not been significant in relation to the results of operations of our company. The requirements imposed by such laws and regulations are frequently changed and subject to interpretation, and we are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations.

RESEARCH AND DEVELOPMENT

     Our business plan is focused on a strategy for maximizing the long-term exploration and development of our drilling and exploration in the Coos Bay, Oregon region. To date, execution of our business plan has largely focused on acquiring prospective Coalbed Methane leases from which we intend to establish a going forward exploration and development plan.

                                    EMPLOYEES

     At September 14, 2004, we had one non-union, full time employee, who is an executive. We consider our relations with our employee to be good.

                            DESCRIPTION OF PROPERTIES

     We maintain our principal office at 3400-666 Burrard Street, Vancouver, British Columbia V6C 2X8, Canada. Our telephone number at that office is (604) 639-3118 and our facsimile number is (604) 688-1320. Mark Gustafson, our President, provides the office space, which is provided to us free of charge. The office space consists of a single office of approximately 225 square feet. In addition, our subsidiary leases an office at 271 North Baxter, Coquille, Oregon 97423. The lease runs from July 1, 2004 through June 30, 2005 at a cost of $700 per month. The Oregon office is approximately 4,000 square feet, and consists of three offices, a conference room and storage space.

     We believe that our current office space and facilities are sufficient to meet our present needs and do not anticipate any difficulty securing alternative or additional space, as needed, on terms acceptable to us.

     Through our subsidiary, we lease approximately 60,000 acres in the Coos Bay Region. 13,000 acres are leased from Menasha Development Corporation, 29,000 acres from Coos County, 11,000 acres from the State of Oregon, and approximately 7,000 acres from various individual landowners. The total annual lease payments are approximately $73,000 per year. These leases typically have a five-year lease term with an option for an additional 5 years. In addition, we have granted the lease holders royalties, typically averaging 12.5%, on gross sales resulting from the leases.

                                LEGAL PROCEEDINGS

     From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse affect on our business, financial condition or operating results.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


Name                       Age              Position
--------------------------------------------------------------------------------
Mark Gustafson             44               President and Director
John D. Carlson            50               Director
George L. Hampton III      51               Director

     Directors   are  elected  to  serve  until  the  next  annual   meeting  of
stockholders and until their successors are elected and qualified. Currently there are three seats on our board of directors.

     Currently, our Directors are not compensated for their services, although their expenses in attending meetings are reimbursed. Officers are elected by the Board of Directors and serve until their successors are appointed by the Board of Directors. Biographical resumes of each officer and director are set forth below.

     Mark Gustafson has been our President and a Director since September 2004. Between April 1999 and August 2004, Mr. Gustafson has been President of MGG Consulting, a private consulting firm. While at MGG Consulting, Mr. Gustafson provided consulting services to investment banks, oil and gas companies, and was a consultant Chief Financial Officer to several private companies. From August 1997 until March 1999, Mr. Gustafson was the President, Chief Executive Officer and a Director of Total Energy Services Ltd., a Calgary-based oilfield rental and gas compression company. Mr. Gustafson is a chartered accountant and received a bachelor's degree in business administration from Wilfrid Laurier University in 1981.

     John D. Carlson has been a director since June 2004. From February 2004, to July 2004, Mr. Carlson was the President and a Director of Pacific Rodera Ventures Inc., a Calgary-based oil and gas exploration and development company. From September 2003, Mr. Carlson has been the Vice President - Operations for Pacific Rodera Ventures Inc. From September 2001 until December 2003, Mr. Carlson was the President of Samson Oil and Gas Inc., a Hobbema, Alberta-based oil and gas exploration and development company. Between January 2001 and August 2001, Mr. Carlson was the General Manager of Samson Oil and Gas Inc., a Hobbema, Alberta-based oil and gas exploration and development company. Between 1984 and 2000, Mr. Carlson was an Associate and Senior Petroleum Engineer for Sproule Associates, Ltd., Mr. Carlson is a registered professional engineer and received a bachelor of science degree in civil engineering from the University of Calgary in 1977.

     George L. Hampton III has been a director since August 2004. Between 1994 and 1997, and from 2000 until the present, Mr. Hampton has been a partner in Geo-Trends, Hampton International, LLC, a coalbed methane exploration company based out of the Pacific Northwest. From 1998 until the present, Mr. Hampton has been a member and geologic consultant for Hampton, Waechter & Associates, LLC, a Denver, Colorado-based geological company. Since June 1986 until the present, Mr. Hampton has been the President and Chief Geological Consultant for Hampton & Associates, Inc., a Denver, Colorado-based coalbed methane exploration company. Between April 1998 and April 1999, Mr. Hampton was the Project Manager and Senior Geologist for Pennaco Energy Corporation, a Denver, Colorado-based coalbed methane exploration company. Between 1996 and 1997, Mr. Hampton was the Chief Geologist for Thermal Energy Corporation, a Tulsa, Oklahoma-based coalbed methane exploration company. Between 1995 and 2001, Mr. Hampton was the founding partner and technical manager of Cairn Point Publishing, Inc., a Denver, Colorado-based publishing company that published International Coal Seam Gas Directory (1996) and The International Coal Seam Gas Report (1997). Mr. Hampton has written or co-written a half-dozen articles on coalbed methane exploration and has provided testimony before several state oil and gas commissions. Mr. Hampton received a bachelor of science degree in geology from Brigham Young University in 1977 and a Masters degree in geology from Brigham Young University in 1979.

                             EXECUTIVE COMPENSATION

         The following tables set forth certain information regarding our CEO and each of our most highly-compensated executive officers whose total annual salary and bonus for the fiscal year ending March 31, 2004, 2003 and 2002 exceeded $100,000:


                           SUMMARY COMPENSATION TABLE

                               ANNUAL COMPENSATION

                                                             Other
                                                             Annual      Restricted     Options      LTIP
   Name & Principal                Salary        Bonus       Compen-       Stock         SARs       Payouts      All Other
       Position           Year       ($)          ($)        sation ($)   Awards($)       (#)         ($)      Compensation
------------------------ ------- ------------ ------------ ------------ ------------- ----------- ------------ --------------
Thomas E. Mills           2004          0          0         19,804 (1)        -            -            -             -
  President               2003          0          0         22,930 (1)        -            -            -             -
                          2002          0          0         25,830 (1)        -            -            -             -
------------------------ ------- ------------ ------------ ------------ ------------- ----------- ------------ --------------

(1) The other annual compensation represents consulting fees. In February 2004, Mr. Mills released us of all debt resulting from the accrued consulting fees during fiscal years 2003 and 2004.

Option/SAR Grants in Last Fiscal Year

     During the fiscal year ended March 31, 2004, no stock or stock options were granted.

Stock Option Plans

2004 Non-Qualified Stock Option Plan

     In February 2004, the Board of Directors authorized the 2004 Non-Qualified Stock Option Plan for our executive, employees and outside consultants and advisors. Under the Plan, executives, employees and outside consultants and advisors may receive awards of non-qualified stock options. A maximum of 1,800,000 shares of our common stock is subject to the Plan. As of September 15, 2004, 1,800,000 stock options have been granted to officers, directors and consultants under the Plan to purchase 1,800,000 shares of our common stock. The purpose of the Plan is to provide executives, employees and non- employee consultants and advisors with an increased incentive to make contributions to us.

Employment Agreements

         None.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Other than as disclosed below, there have been no transactions, or proposed transactions, which have materially affected or will materially affect us in which any director, executive officer or beneficial holder of more than 10% of the outstanding common stock, or any of their respective relatives, spouses, associates or affiliates, has had or will have any direct or material indirect interest.

     On March 15, 2003, we issued to our President, Thomas E. Mills, an unsecured promissory note in the amount of $40,000 bearing interest at the rate of twenty percent per year, that was due and payable on March 15, 2004. The note was issued in respect of $40,000 advanced on behalf of us by Mr. Mills. The Board of Directors convened to evaluate the fairness of the promissory note without the benefit of advice from any third party or reference materials. It was resolved by the Board of Directors (Mr. Mills abstaining) that the promissory note was fair and further that we should issue the promissory note to Mr. Mills. On February 2, 2004, the $40,000 unsecured promissory note, along with $11,000 in accrued interest, was converted into 510,000 shares of our common stock at a price per share of $0.10.

     Over the year ended March 31, 2004, we incurred consulting fees in the amount of $59,413. The consulting fees were charged to Thomas E. Mills, Lou Hilford and John Allen, our directors and officers. During February 2004, all of the aforementioned consulting fees, which were previously accrued, were released by the respective individuals for the purpose of improving our working capital position.

     We have no policy regarding entering into transactions with affiliated parties.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of our common stock as of September 10, 2004

     o by each person who is known by us to beneficially own more than 5% of our common stock;

     o    by each of our officers and directors; and

     o    by all of our officers and directors as a group.

                                                                    PERCENTAGE OF      PERCENTAGE OF
                                                                       CLASS               CLASS
NAME AND ADDRESS                                   NUMBER OF          PRIOR TO             AFTER
OF OWNER                        TITLE OF CLASS     SHARES OWNED(1)   OFFERING(2)         OFFERING(3)
-----------------------------------------------------------------------------------------------------
Mark Gustafson                  Common Stock         377,500              2.41%             1.83%
528-666 Burrard Street
Vancouver, BC V6C 2X9 Canada

John D. Carlson                 Common Stock          61,250 (4)            *                 *
528-666 Burrard Street
Vancouver, BC V6C 2X9 Canada

George L. Hampton III           Common Stock         461,250 (5)          2.94%             2.23%
528-666 Burrard Street
Vancouver, BC V6C 2X9 Canada

All Officers and Directors      Common Stock         900,000 (6)          5.94%             4.35%
As a Group (3 persons)

----------------------------

* Less than 1%.

(1) Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of September 10, 2004 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

(2) Based upon 15,656,249 shares issued and outstanding on September 10, 2004.

(3) Percentage based on 20,656,249 shares of common stock outstanding.

(4) Includes 11,250 options currently exercisable.

(5) Includes 11,250 options currently exercisable and 450,000 shares owned by GeoTrends Hampton International, LLC, of which Mr. Hampton is a 50% owner.

(6) Includes 22,500 options currently exercisable.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

     We are authorized to issue up to 100,000,000 shares of common stock, par value $.001. As of September 10, 2004, there were 15,656,249 shares of common stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued, fully paid and nonassessable.

     We have engaged Computershare Trust Company, Inc., 350 Indiana Street, Suite 800, Golden, Colorado, as independent transfer agent and registrar.

PREFERRED STOCK

     We are authorized to issue up to 25,000,000 shares of Preferred Stock, par value $.01. As of September 15, 2004, there were 1,100 shares of Series B Convertible Preferred Stock issued and outstanding.

     To obtain funding for our ongoing operations, we entered into an Investment Agreement with one accredited investor on August 27, 2004 for the sale of 2,200 shares of Series B Convertible Preferred Stock for $2,200,000. This prospectus relates to the resale of the common stock underlying this Series B Convertible Preferred Stock. The investors are obligated to provide us with an aggregate of $2,200,000 as follows:

     o    $1,100,000 was disbursed on August 27, 2004;

     o    $550,000 was disbursed on September 30, 2004; and

     o $550,000 will be disbursed within five days of the effectiveness of this prospectus.

     Accordingly, we have received a total of $1,650,000 pursuant to the Investment Agreement.

     The Series B Convertible Preferred Stock is entitled to cumulative dividends of 5% per annum and are convertible into our common stock, at the selling stockholders' option and subject to a maximum cap of $250,000 worth of Series B Convertible Preferred Stock in any 30 day calendar period, into the number of our shares of common stock equal to the sum of (i) the liquidation amount of the Series B Convertible Preferred Stock, plus (ii) all accrued but unpaid dividends, which is then divided by the conversion price then in effect. The liquidation amount of the Series B Convertible Preferred Stock is equal to $1,000 per share of Series B Convertible Preferred Stock. The conversion price for the Series B Convertible Preferred Stock is the lesser of (i) $1.20 or 80% of the volume weighted average price of the common stock on a principal market for the 10 trading days before but not including the conversion date. In addition, the conversion price of the Series B Convertible Preferred Stock will be adjusted in the event that we issue common stock at a price below the fixed conversion price, below market price, with the exception of any securities issued in connection with the Investment Agreement. The conversion price of the Series B Convertible Preferred Stock may be adjusted in certain circumstances such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the selling stockholder's position. The selling stockholders have contractually agreed to restrict their ability to convert and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion does not exceed 4.99% of the then issued and outstanding shares of common stock. In addition, we have granted the investors a security interest in substantially all of our assets and intellectual property and registration rights.

OPTIONS

     There are 200,000 options issued and outstanding. The options were issued on August 3, 2004 to officers, directors and consultants pursuant to our stock option plan. The options have a term of five years and are exercisable at $0.50 per option. 25% of the options vested upon issuance, with an additional 25% vesting on December 31, 2004, June 30, 2005 and December 31, 2005.

WARRANTS

         We currently have 1,942,930 warrants issued and outstanding. 1,442,930 warrants are exercisable at $0.50 per share and 500,000 warrants are exercisable at $0.55 per share.

CONVERTIBLE SECURITIES

         None.


                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Colorado law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                              PLAN OF DISTRIBUTION

     The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

     o ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
     o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
     o an exchange distribution in accordance with the rules of the applicable exchange;
     o    privately-negotiated   transactions;
     o short sales that are not violations of the laws and regulations of any state or the United States;
     o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
     o    through the writing of options on the shares;
     o    a combination of any such methods of sale; and
     o    any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

     The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

     The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

     The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

     The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder can only cover its short position with the securities they receive from us upon conversion. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

     We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

     If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

                                   PENNY STOCK

     The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

     o that a broker or dealer approve a person's account for transactions in penny stocks; and

     o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

     In order to approve a person's account for transactions in penny stocks, the broker or dealer must

     o obtain financial information and investment experience objectives of the person; and

     o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

     The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

     o sets forth the basis on which the broker or dealer made the suitability determination; and

     o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

     Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                              SELLING STOCKHOLDERS

     The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants unless the selling stockholders exercise the warrants on a cashless basis. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

     The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

     For the table set forth below, Michael Finkelstein and Elizabeth Leonard are the control persons for Stonestreet Limited Partnership, Arthur Davis is the control person for Ettinger Investment Corporation, Ben Casado is the control person for BC Capital, Rogier Groen is the control person for Eclipse Ventures Intl., Patrick Kephart is the control person for Liberty Management LLC Defined Benefit Plan and Brian Sodi is the control person for Capital Financial Media LLC.

------------------- ----------------- ------------- ------------- ------------ -------------- ------------ -------------
                                          Total
                      Total Shares of   Percentage                                                           Percentage
                       Common Stock     of Common     Shares of                                 Beneficial   of Common
                       Issuable Upon      Stock,     Common Stock   Beneficial  Percentage of   Ownership   Stock Owned
                       Conversion of     Assuming     Included in   Ownership   Common Stock    After the      After
        Name        Series B Preferred     Full       Prospectus    Before the  Owned Before    Offering     Offering
                    Convertible Stock*   Conversion                 Offering**   Offering**        (4)           (4)

------------------- ----------------- ------------- ------------- ------------ -------------- ------------ -------------
Cornell Capital        2,383,016       13.21%       Up to           822,278 (2)  4.99%           --            --
Partners, L.P. (3)                                  5,000,000
101 Hudson Street                                   shares of
Suite 3606                                          common stock
Jersey City, NJ 07302                               (1)

------------------- ----------------- ------------- ------------- ------------ -------------- ------------ -------------
Stonestreet LP             --               --      Up to         1,142,858 (5)  7.04%           --            --
1300-320 Bay Street                                 1,142,858
Toronto, Ontario                                    shares of
M5H 4A6, Canada                                     common stock
                                                    (5)
------------------- ----------------- ------------- ------------- ------------ -------------- ------------ -------------
Paul Andreola              --               --      Up to           143,000 (6)  0.91%           --            --
4188 Citadel Court                                  143,000
North Vancouver                                     shares of
British Columbia                                    common stock
V7K 3C5, Canada                                     (6)
------------------- ----------------- ------------- ------------- ------------ -------------- ------------ -------------
Ettinger Investment        --               --      Up to         1,392,860 (7)  8.45%           --            --
Corporation                                         1,392,860
666 Burrard Street                                  shares of
Suite 3400                                          common stock
Vancouver                                           (7)
British Columbia
V6C 2X8, Canada
------------------- ----------------- ------------- ------------- ------------ -------------- ------------ -------------
BC Capital                 --               --      Up to           457,142 (8)  2.88%           --            --
79 Sprain Valley                                    457,142
Road                                                shares of
Scarsdale, NY 10583                                 common stock
                                                    (8)
------------------- ----------------- ------------- ------------- ------------ -------------- ------------ -------------
Barry Davis Roth IRA       --               --      Up to           300,000 (9)  1.90%           --            --
17281 Coral Cove Way                                300,000
Boca Raton, FL 33496                                shares of
                                                    common stock
                                                    (9)
------------------- ----------------- ------------- ------------- ------------ -------------- ------------ -------------

                                       37

Nannette Goldberg          --               --      Up to           200,000 (10) 1.27%           --            --
2805 E. Long Ct.                                    200,000
Littleton, CO 80121                                 shares of
                                                    common stock
                                                    (10)
------------------- ----------------- ------------- ------------- ------------ -------------- ------------ -------------
Astrid Lundrigan           --               --      700,000         700,000      4.47%           --            --
109-10 Regency Park                                 shares of
Drive                                               common stock
Haifax, Nova Scotia
B3S 1P2
Canada
------------------- ----------------- ------------- ------------- ------------ -------------- ------------ -------------
Ray Gustafson              --               --      300,000         300,000      1.92%           --            --
RR #2                                               shares of
Fort Frances                                        common stock
Ontario, P9A 3M3
Canada
------------------- ----------------- ------------- ------------- ------------ -------------- ------------ -------------
Thomas Mills               --               --      510,000         510,000      3.26%           --            --
2708-939 Homer St.                                  shares of
Vancouver                                           common stock
British Columbia
V6B 2W6  Canada
------------------- ----------------- ------------- ------------- ------------ -------------- ------------ -------------
Eclipse Ventures Intl      --               --      300,000         300,000      1.92%           --            --
Keizersgracht 453                                   shares of
1017 DK, Amsterdam                                  common stock
Netherlands
------------------- ----------------- ------------- ------------- ------------ -------------- ------------ -------------
Liberty Management LLC     --               --      100,000         100,000      0.64%           --            --
Defined Benefit Plan                                shares of
424 E. Central Blvd.                                common stock
Orlando, FL 32801
------------------- ----------------- ------------- ------------- ------------ -------------- ------------ -------------
Capital Financial          --               --      Up to 400,000   400,000      2.49%           --            --
Media LLC                                           shares of      (11)
120 A NE 5th Ave.                                   common stock
Delray Beach, FL 33483                              (11)
------------------- ----------------- ------------- ------------- ------------ -------------- ------------ -------------

* This column represents an estimated number based on a conversion price as of a recent date of November 16, 2004 of $.9232, divided into the principal amount.

** These columns represent the aggregate maximum number and percentage of shares that the selling stockholders can own at one time (and therefore, offer for resale at any one time) due to their 4.99% limitation.

     The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the secured convertible notes is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

     (1) Includes a good faith estimate of the shares issuable upon conversion of the Series B Convertible Preferred Stock, based on current market prices. Because the number of shares of common stock issuable upon conversion of the Series B Convertible Preferred Stock is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time. Under the terms of the Series B Convertible Preferred Stock, if the Series B Convertible Preferred Stock had actually been converted on September 21, 2004, the conversion price would have been $.6064.

     (2) The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the Series B Convertible Preferred Stock by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933. However the selling stockholders have contractually agreed to restrict their ability to convert their Series B Convertible Preferred Stock and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholders exceeds the number of shares of common stock that the selling stockholders could own beneficially at any given time through their ownership of the Series B Convertible Preferred Stock. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(3) Cornell Capital Partners, L.P. is a private investment fund that is owned by its investors and managed by its general partner, Yorkville Advisors, LLC. Yorkville Advisors, LLC, of which Mr. Mark Angelo is the managing member, has voting and investment control over the shares listed owned by Cornell Capital Partners, L.P. We have been notified by the selling stockholder that it is not a broker-dealer or affiliate of a broker-dealer and that it believes they are not required to be a broker-dealer.

(4) Assumes that all securities registered will be sold.

(5) Includes 571,429 shares of common stock underlying warrants.

(6) Includes 71,500 shares of common stock underlying warrants.

(7) Includes 821,430 shares of common stock underlying warrants.

(8) Includes 228,571 shares of common stock underlying warrants.

(9) Includes 150,000 shares of common stock underlying warrants.

(10) Includes 100,000 shares of common stock underlying warrants.

(11) Includes 400,000 shares of common stock underlying options.

                  TERMS OF SERIES B CONVERTIBLE PREFERRED STOCK

     To obtain funding for our ongoing operations, we entered into an Investment Agreement with one accredited investor on August 27, 2004 for the sale of 2,200 shares of Series B Convertible Preferred Stock for $2,200,000.

     This prospectus relates to the resale of the common stock underlying this Series B Convertible Preferred Stock. The investors are obligated to provide us with an aggregate of $2,200,000 as follows:

     o    $1,100,000 was disbursed on August 27, 2004;

     o    $550,000 was disbursed on September 30, 2004; and

     o $550,000 will be disbursed within five days of the effectiveness of this prospectus.

     Accordingly, we have received a total of $1,650,000 pursuant to the Investment Agreement.

     The Series B Convertible Preferred Stock is entitled to cumulative dividends of 5% per annum and are convertible into our common stock, at the selling stockholders' option and subject to a maximum cap of $250,000 worth of Series B Convertible Preferred Stock in any 30 day calendar period, into the number of our shares of common stock equal to the sum of (i) the liquidation amount of the Series B Convertible Preferred Stock, plus (ii) all accrued but unpaid dividends, which is then divided by the conversion price then in effect.

The liquidation amount of the Series B Convertible Preferred Stock is equal to $1,000 per share of Series B Convertible Preferred Stock. The conversion price for the Series B Convertible Preferred Stock is the lesser of (i) $1.20 or 80% of the volume weighted average price of the common stock on a principal market for the 10 trading days before but not including the conversion date. Accordingly, there is in fact no limit on the number of shares into which the Series B Convertible Preferred Stock may be converted. As of November 16, 2004, the volume weighted average price of the common stock on a principal market for the 10 trading days as reported on the Over-The-Counter Bulletin Board was $1.154 and, therefore, the conversion price for the Series B Convertible Preferred Stock was $.9232. Based on this conversion price, the 2,200 Series B Convertible Preferred Stock, excluding dividends, was convertible into 2,383,016 shares of our common stock.

     In addition, we have granted the investors a security interest in substantially all of our assets and intellectual property and registration rights. In the event that we fail to timely file our registration statement or have it declared effective by the Securities and Exchange Commission within 120 days of filing, fail to disclose such information as is necessary for sales to be made pursuant to the registration statement, fail to register sufficient shares of common stock or otherwise in addition to filing a new registration statement or post effective amendment within 30 calendar days of determining that there are insufficient shares of Common Stock registered, then we are liable to pay liquidated damages in cash equal to two percent of the outstanding liquidation amount of the Series B Convertible Preferred Stock per month plus accrued and unpaid dividends.

     The conversion price of the Series B Convertible Preferred Stock may be adjusted in certain circumstances such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the selling stockholder's position.

     The selling stockholders have contractually agreed to restrict their ability to convert their Series B Convertible Preferred Stock and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion does not exceed 4.99% of the then issued and outstanding shares of common stock.

     A complete copy of the Investment Agreement and related documents are filed with the SEC as exhibits to our Form SB-2 relating to this prospectus.

Sample Conversion Calculation


     The number of shares of common stock issuable upon conversion of the Series B Convertible Preferred Stock is equal to the sum of (i) the liquidation amount of the Series B Convertible Preferred Stock, plus (ii) all accrued but unpaid dividends, which is then divided by the conversion price then in effect. The liquidation amount of the Series B Convertible Preferred Stock is equal to $1,000 per share of Series B Convertible Preferred Stock. The conversion price for the Series B Convertible Preferred Stock is the lesser of (i) $1.20 or 80% of the volume weighted average price of the common stock on a principal market for the 10 trading days before but not including the conversion date. For example, assuming conversion of all 2,200 shares of Series B Convertible Preferred Stock, excluding dividends, on November 16, 2004, a conversion price of $0.9232, the number of shares issuable upon conversion would be:

2,200 shares * $1,000 = 2,200,000/$.9232 = 2,383,016 shares

     The following is an example of the amount of shares of our common stock that are issuable, upon conversion of the principal amount of our secured convertible notes, based on market prices 25%, 50% and 75% below the market price, as of November 16, 2004 of $1.18.

                                                                          Number                          % of
% Below             Price Per                  With Discount             of Shares                        Outstanding
Market                 Share                     at 50%                  Issuable                         Stock
------                 -----                     ------                  --------                         -----
25%                   $.81                       $.648                   3,395,062                        17.82%
50%                   $.54                       $.432                   5,092,593                        24.54%
75%                   $.27                       $.216                   10,185,186                       39.41%

                                  LEGAL MATTERS

     Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

                                     EXPERTS

     Moore Stephens Ellis Foster Ltd., Chartered Accountants, independent registered public accounting firm, have audited, as set forth in their report thereon appearing elsewhere herein, our financial statements at March 31, 2004 and 2003 and for the years then ended that appear in the prospectus. The financial statements referred to above are included in this prospectus with reliance upon the independent registered public accounting firm's opinion based on their expertise in accounting and auditing.

                              AVAILABLE INFORMATION

     We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Torrent Energy Corporation, filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

     We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.



                          INDEX TO FINANCIAL STATEMENTS

                   TORRENT ENERGY CORPORATION AND SUBSIDIARIES

                          INDEX TO FINANCIAL STATEMENTS


For the Years Ended March 31, 2004 and March 31, 2003


        Report of Independent Registered Public Accounting Firm                                 F-1
         Balance Sheets                                                                          F-2
         Statement of Deficiency in Stockholders Equity                                          F-3
         Statement of Operations                                                                 F-5
         Statement of Cash Flows                                                                 F-6
         Notes to Financial Statements                                                           F-7 to
                                                                                                 F-14

For the Six Months Ended September 30, 2004 and September 30, 2003

         Consolidated Balance Sheets September 30, 2004 (Unaudited) and March 31, 2004           F-15
         Consolidated Statement of Changes in Stockholders' Deficiency (Unaudited)               F-16
         Consolidated Statements of Operations (Unaudited)                                       F-17
         Consolidated Statements of Cash Flows (Unaudited)                                       F-18
         Notes to the Consolidated Financial Statements (Unaudited)                              F-19 to
                                                                                                 F-23


MOORE STEPHENS ELLIS FOSTER LTD.
CHARTERED ACCOUNTANTS

1650 West 1st Avenue
Vancouver, BC Canada V6J 1G1
Telephone: (604) 734-1112 Facsimile: (604) 714-5916
Website: www.ellisfoster.com

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders
SCARAB SYSTEMS, INC.
(A development stage enterprise)

We have audited the balance sheets of Scarab Systems, Inc. (the "Company") (a development stage enterprise) as at March 31, 2004 and 2003, the related statements of stockholders' deficit from October 8, 2001 (inception) to March 31, 2004 and the statements of operations and cash flows for the years ended March 31, 2004, 2003 and from October 8, 2001 (inception) to March 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at March 31, 2004 and 2003 and the results of its operations and cash flows for the years ended March 31, 2004, 2003 and from October 8, 2001 (inception) to March 31, 2004 in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not generated any revenue from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada                     /s/ MOORE STEPHENS ELLIS FOSTER LTD.
April 7, 2004                         Chartered Accountants

SCARAB SYSTEMS, INC.
(A development stage enterprise)
Balance Sheets

(Expressed in U.S. Dollars)
================================================================================

                                               March 31                 March 31
                                                   2004                     2003
--------------------------------------------------------------------------------
ASSETS

Current assets
  Cash and cash equivalents                   $  12,621            $          -
--------------------------------------------------------------------------------

Total current assets                                  -                       -

Furniture, net of accumulated depreciation            -                   1,305
--------------------------------------------------------------------------------

Total assets                                  $  12,621            $      1,305
================================================================================

LIABILITIES

Current liabilities
  Accounts payable and accrued liabilities    $  27,882            $    124,306
  Promissory notes                                    -                  85,921
--------------------------------------------------------------------------------

Total current liabilities                        27,882                 210,227

Promissory notes - non current                        -                   5,000
--------------------------------------------------------------------------------

Total liabilities                                27,882                 215,227
--------------------------------------------------------------------------------

STOCKHOLDERS' DEFICIT

Share capital

Authorized: 100,000,000 common shares with a par value of $0.001 per share

Issued and outstanding: 12,173,319
     Common shares
     (March 31, 2003 - 9,166,299)             $  12,173            $      9,166

Additional paid in capital                      855,883                 245,123

Share subscriptions received                          -                  40,500

Deficit accumulated during
    the development stage                      (883,317)               (508,711)
--------------------------------------------------------------------------------

Total stockholders' deficit                     (15,261)               (213,922)
--------------------------------------------------------------------------------

Total liabilities and
    stockholders' (deficit)                   $  12,621            $      1,305
================================================================================

   The accompanying notes are an integral part of these financial statements.

SCARAB SYSTEMS, INC.
(A development stage enterprise)
Statements of Stockholders' Deficit
For the period from October 8, 2001 (inception) to March 31, 2004 (Expressed in US Dollars)

==================================================================================================================================
                                                                                                         Deficit
                                                                                          Share          accumulated
                                                       Common stock           Additional  subscription   during       Total
                                                   ---------     ---------    Paid-in     received/      development  shareholders'
                                                     Shares        Amount     capital     (receivable)   stage        deficit
----------------------------------------------------------------------------------------------------------------------------------
Stock issued for cash at $0.001 per share
   in October, 2001                               5,425,000  $      5,425   $          -   $        -   $         -   $      5,425

Stock issued for intangible asset acquisition
   at $0.001 per share in October,2001              200,000           200              -            -             -            200

Issued 1,440,000 common stock at
   $0.001 per share in October, 2001              1,440,000         1,440              -       (1,440)            -              -

Stock issued at $0.50 per share
   in November, 2001                                675,000           675        336,825     (337,500)            -              -

Stock issued for cash at $0.50 per share
   in January, 2002                                 390,000           390        194,610            -             -        195,000

 Net (loss) for the period                                -             -              -            -      (112,434)      (112,434)
----------------------------------------------------------------------------------------------------------------------------------

Balance, March 31, 2002                           8,130,000  $      8,130   $    531,435   $ (338,940) $   (112,434)   $    88,191

Stock issued for cash at $0.25 $0.50 per share
   in April 2003                                    130,000           130         39,870            -             -         40,000

Recapitalization to effect the acquisition
   of iRV, Inc.                                   1,446,299         1,446         (1,446)           -             -              -

Acquisition of MarketEdgeDirect                           -             -              -      337,500             -        337,500

Proceeds of share subscriptions                                                                 1,440                        1,440

Return of stocks in connection of
   disposal of MarketEdgeDirect                    (540,000)         (540)      (358,042)           -             -       (358,582)

Proceeds of 96,000 share subscriptions
   at $0.40 to $0.50 per share                                                                 40,500                       40,500

241,020 Shares allotted for services
   rendered at $0.10 to $0.40 per share                                           33,306            -                       33,306

 Net (loss) for the period                                -             -              -            -      (396,277)      (396,277)
----------------------------------------------------------------------------------------------------------------------------------
Balance, March 31, 2003                           9,166,299   $     9,166   $    245,123   $   40,500   $  (508,711)   $  (213,922)
==================================================================================================================================

   The accompanying notes are an integral part of these financial statements.

SCARAB SYSTEMS, INC.
(A development stage enterprise)
Statements of Stockholders' Deficit
For the period from October 8, 2001 (inception) to March 31, 2004 (Expressed in US Dollars)

===================================================================================================================================
                                                                                                       Deficit
                                                                                          Share        accumulated
                                                       Common stock           Additional  subscription during       Total
                                                   ---------     ---------    Paid-in     received/    development  shareholders'
                                                     Shares        Amount     capital     (receivable) stage        deficit
-----------------------------------------------------------------------------------------------------------------------------------
Balance, March 31, 2003                           9,166,299   $     9,166   $    245,123   $   40,500   $  (508,711)  $   (213,922)

Stocks issued for services rendered and
   recorded in fiscal year 2003                     241,020           241           (241)           -             -              -

Stocks issued at $0.40 to $0.50 per share
   in fiscal year 2003                               96,000            96         40,404      (40,500)            -              -

Stocks issued for conversion of debt
   at $0.10 per share in February 2004              510,000           510         50,490            -             -         51,000

Stocks issued for cash at $0.10 per share
   in February and March 2004                     1,200,000         1,200        118,800            -                      120,000

Stocks issued for exercise of stock options
   at $0.10 per share in February and March 2004    960,000           960         95,040            -             -         96,000

Issuance of stock options as compensation                 -             -        195,740            -             -        195,740

Forgiveness of debt - related party                       -             -        110,527            -             -        110,527

 Net (loss) for the period                                -             -              -            -      (374,606)      (374,606)
-----------------------------------------------------------------------------------------------------------------------------------
Balance, March 31, 2004                          12,173,319     $  12,173   $    855,883   $        -   $  (883,317)   $   (15,261)
===================================================================================================================================

   The accompanying notes are an integral part of these financial statements.

SCARAB SYSTEMS, INC.
(A development stage enterprise)
Statements of Operations
(Expressed in U.S. Dollars)

==========================================================================================
                                            Cumulative              Year              Year
                                       October 8, 2001             Ended             Ended
                                        (inception) to March 31, March 31,
                                        March 31, 2004              2004              2003
General and administrative expenses
  Consulting                           $       400,620   $       169,059    $      170,469
  Interest expense on long term debt            16,569             8,948             7,621
  Legal and accounting                          55,478            14,924            20,181
  Office and Miscellaneous                      60,513            21,501            30,756
  Professional fees                             65,780                 -            65,780
  Rent                                          43,383                 -            29,485
  Stock based compensation                     195,740           195,740                 -
  Telephone                                     16,594               232            15,252
  Travel                                        16,453             1,247             7,501
-------------------------------------------------------------------------------------------

Operating (loss)                              (871,130)         (411,651)         (347,045)

Other income (expense)
  Gain on settlement of debt                    37,045            37,045                 -
  Write-off of goodwill                        (70,114)                -           (70,114)
  Write-off of Smart-e-Card
     Distribution Rights                          (200)                -              (200)
-------------------------------------------------------------------------------------------

Loss from continued operations                (904,399)         (374,606)         (417,359)

Net income from discontinued operations         21,082                 -            21,082
-------------------------------------------------------------------------------------------

Net loss for the period                $      (883,317)  $      (374,606)   $     (396,277)
===========================================================================================

Basic and diluted earning (loss) per share,
  Loss from continued operations                         $         (0.04)   $        (0.05)
  Net income from discontinued operations                           0.00              0.00
-------------------------------------------------------------------------------------------

Net (loss) for the year                                  $        (0.04)    $        (0.05)
===========================================================================================

Weighted average number of
  common shares outstanding                                   9,481,502          8,802,948
===========================================================================================

   The accompanying notes are an integral part of these financial statements.

SCARAB SYSTEMS, INC.
(A development stage enterprise)
Statements of Cash Flows
(Expressed in U.S. Dollars)

===========================================================================================
                                          Cumulative                Year           Year
                                          October 8, 2001           Ended          Ended
                                          (inception) to            March 31,      March 31,
                                          March 31, 2004            2004           2003
Cash flows from (used in) operating activities
  Net (loss) for the period             $     (883,317)   $     (374,606)   $     (396,277)
  Adjustment to reconcile net loss to
   net cash used in operating activities:
    - amortization                               2,194             1,305               559
    - stock based compensation                 195,740           195,740                 -
    - foreign exchange                          (5,989)            2,688                 -
    - write-off of goodwill                     70,114                 -            70,114
    - debt forgiven                            103,140           103,140                 -
    - write-off of Smart-e-Card
        Distribution Rights                        200                 -               200
    - net income from the discontinued
        operations                             (21,082)                -           (21,082)
    - shares allotted for service rendered      33,306                 -            33,306
  Changes in non-cash working capital items:
    - prepaid expenses and deposits                  -                 -             8,515
    - accounts payable and accrued liabilities  35,269           (80,037)          116,877
-------------------------------------------------------------------------------------------

Net cash used in operating activities         (470,425)         (151,770)         (187,788)
-------------------------------------------------------------------------------------------

Cash flows used in investing activities
  Loan to Healthnet (Note 4)                   (62,684)                -                 -
  Acquisition of fixed assets                   (2,195)                -                 -
-------------------------------------------------------------------------------------------

Net cash used in investing activities          (64,879)                -                 -
-------------------------------------------------------------------------------------------

Cash flows provided by financing activities
  Proceeds from issuance of common stock       547,925           216,000            40,000
  Proceeds from promissory notes                     -             7,500            90,921
  Repayment of promissory notes                      -           (59,109)                -
  Proceeds from share subscriptions                  -                 -            41,940
-------------------------------------------------------------------------------------------

Net cash provided by financing activities      547,925           164,391           172,861
-------------------------------------------------------------------------------------------

Increase (decrease) in cash
   and cash equivalents                         12,621            12,621           (14,927)
-------------------------------------------------------------------------------------------

Cash and cash equivalents,
   beginning of period                               -                 -            14,927
-------------------------------------------------------------------------------------------

Cash and cash equivalents,
   end of period                        $       12,621   $        12,621   $             -
===========================================================================================
 Interest expenses paid                 $        5,513   $         3,801   $         1,712
===========================================================================================

   The accompanying notes are an integral part of these financial statements.

SCARAB SYSTEMS INC.
(A development stage enterprise)
Notes to Consolidated Financial Statements March 31, 2004 and 2003 (Expressed in U.S. Dollars)

1.        Incorporation and Continuance of Operations

          Scarab Systems, Inc. (formerly called iRV, Inc.) was incorporated in Colorado on August 1, 1999.

          The financial statements presented are those of Scarab Nevada (see below).

          The original Scarab Systems, Inc. ("Scarab Nevada") was incorporated on October 8, 2001 under the laws of the State of Nevada. Scarab Nevada was a development stage enterprise and was seeking business opportunities.

          On March 25, 2002,  iRV,  Inc.  ("iRV")  entered into an Agreement and
          Plan of Reorganization with Scarab Nevada, whereby iRV issued 8,260,000 share of its common stock in exchange for all of the outstanding common stock of Scarab Nevada. As part of the definitive agreement and plan of reorganization, iRV transferred all its assets and liabilities to its subsidiaries and then spun off the subsidiaries and iRV became a non- operating shell company without any assets or liabilities. Immediately prior to the Agreement and Plan of Reorganization, iRV had 1,446,299 shares of common stock issued and outstanding. The acquisition was accounted for as a recapitalization of Scarab Nevada because the shareholders of Scarab Nevada controlled iRV after the acquisition. Scarab Nevada was treated as the acquiring entity for accounting purposes and iRV was the surviving entity for legal purposes. The issued and outstanding common stock of Scarab Nevada prior to the completion of acquisition was restated to reflect the 8,260,000 common stock issued by iRV.

          Subsequent to the completion of the reorganization, Scarab Nevada transferred all its assets and liabilities to iRV and Scarab Nevada ceased to exist, and iRV changed its name to Scarab Systems, Inc. Accordingly, the financial statements are the continuation of Scarab Nevada. The effective date of the Agreement and Plan of Reorganization was July 17, 2002.

          These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has not generated any revenue and requires additional funds to maintain its operations. Management's plans in this regard are to raise equity financing as required.

          These conditions raise substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments that might result from this uncertainty.

          The Company has not generated any material operating revenues to date.

          On March 15, 2004, the Company abandoned its only subsidiary, Catalyst Technologies, Inc.

          In fiscal year 2004, the Company consolidated its common stock by issuing one new share for ten old shares. The financial statements have been restated to reflect the stock consolidation.

2.        Significant Accounting Policies

          a) Cash and Cash Equivalents

          Cash equivalents comprise certain highly liquid instruments with a maturity of three months or less when purchased. As at March 31, 2004 and 2003, cash and cash equivalents consist of cash only.

          b) Accounting Estimates

          The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

SCARAB SYSTEMS INC.
(A development stage enterprise)
Notes to Consolidated Financial Statements March 31, 2004 and 2003 (Expressed in U.S. Dollars)

2.        Significant Accounting Policies (continued)

          c) Furniture

          Furniture is recorded at cost. Depreciation is based on the estimated useful lives of the assets and is computed using the declining balance method as follows:

          Furniture and fixtures 30%

          d) Concentration of Credit Risk

          The Company places its cash and cash equivalents with high credit quality financial institutions. As of March 31, 2004 the Company had no balance in a bank beyond insured limits.

          e) Foreign Currency Transactions

          The Company maintains its accounting records in U.S. Dollars, as follows:

          At the transaction date, each asset, liability, revenue and expense is translated into U.S. dollars by the use of the exchange rate in effect at that date. At the period end, monetary assets and liabilities are remeasured by using the exchange rate in effect at that date. The resulting foreign exchange gains and losses are included in operations.

          f) Fair Value of Financial Instruments

          The Company's financial instruments consist of cash and cash equivalents, accounts payable and accrued liabilities and promissory notes. The carrying amount of accounts payable and accrued liabilities approximates fair value due to the short-term nature of these items. The promissory notes also approximate fair value based on evaluations of market interest rates and short-term nature of the payable.

          g) Income Taxes

          The Company has adopted Statement of Financial Accounting Standards (SFAS") No. 109, "Accounting for Income Taxes", which requires the Company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns using the liability method. Under this method, deferred tax liabilities and assets are determined based on the temporary differences between the financial statements and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

          h) Comprehensive Income

          The Company adopted SFAS No. 130, "Reporting Comprehensive Income", which requires inclusion of foreign currency translation adjustments, reported separately in its Statement of Stockholders' Equity, in other comprehensive income. The Company had no other comprehensive income for the year ended March 31, 2004.

          i) Advertising Expenses

          The Company expenses advertising costs as incurred. There were no advertising expenses incurred by the Company for the years ended March 31, 2004 and 2003.

SCARAB SYSTEMS INC.
(A development stage enterprise)
Notes to Consolidated Financial Statements March 31, 2004 and 2003 (Expressed in U.S. Dollars)

2.        Significant Accounting Policies (continued)

          j) Loss Per Share

          Loss per share is computed using the weighted average number of shares outstanding during the year. The Company has adopted SFAS No. 128, "Earnings Per Share". Diluted loss per share is equivalent to basic loss per share as the stock options to acquire common shares as disclosed in the notes are anti-dilutive.

          k) Stock-based Compensation

          The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-based Compensation", as amended by SFAS No. 148 "Accounting for Stock-based Compensation - Transition and Disclosure - An amendment of SFAS No. 123". SFAS No. 123 encourages, but does not require, companies to adopt a fair value based method for determining expense related to stock-based compensation. The Company accounts for stock-based compensation issued to employees and directors using the intrinsic value method as prescribed under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations.

          The Company initiated a 2004 Non-Qualified Stock Option Plan. During the year ended March 31, 2004, the Company granted 1,060,000 stock options to non-employees.

          l) Goodwill and Intangible Assets

          Goodwill represents the excess of cost over fair value of assets of business acquired. Goodwill and intangible assets acquired in a business combination and determined to have an indefinite useful life are not amortized, but instead are tested for impairment at lest annually in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 142. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets.

          m) Accounting for Derivative Instruments and Hedging Activities

          The Company has adopted Statement of Financial Accounting Standards No. 133 (SFAS 133) Accounting for Derivative and Hedging Activities, which requires companies to recognize all derivative contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain and loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change.

          The Company has not entered into derivative contracts either to hedge existing risks or for speculative purposes.

SCARAB SYSTEMS INC.
(A development stage enterprise)
Notes to Consolidated Financial Statements March 31, 2004 and 2003 (Expressed in U.S. Dollars)

2.        Significant Accounting Policies (continued)

          n) Long-Lived Assets Impairment

          Long-term assets of the Company are reviewed when changes in circumstances require as to whether their carrying value has become impaired, pursuant to guidance established in Statement of Financial Accounting Standards No. 144 (SFAS 144), Accounting for the Impairment or Disposal of Long-Lived Assets. Management considers assets to be impaired if the carrying value exceeds the future projected cash flows from the related operations (undiscounted and without interest charges). If impairment is deemed to exist, the assets will be written down to fair value.

          o) New Accounting Pronouncements

          In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133. This Statement is effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS No. 149 does not have an impact on the Company's financial statements.

          In May 2003,  the FASB  issued SFAS No.  150,  Accounting  for Certain
          Financial Instruments with Characteristics of Both Liabilities and Equity. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This Statement is effective for financial instruments entered into or modified after May 30, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 does not have an impact on the Company's financial statements.

          In December 2003, the FASB Issued SFAS No. 132(R), a revision to SFAS No. 132, Employer's Disclosure about Pensions and Other Postretirement Benefits. SFAS No. 132(R) requires additional disclosure about assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans, SFAS No. 132(R) is effective for the financials statements with fiscal years ending after December 15, 2003, with the exception of disclosure requirements related to foreign plans and estimated future benefit payments which are effective for the fiscal years ending after June 15, 2004. The adoption of SFAS No. 132(R) does not have an impact on the Company's financial position or results of operations.

          In December, 2003 the American Institute of certified Public Accounts and the Securities and Exchange Commission ("SEC") expressed the opinion that rate-lock commitments represent written put options, and therefore be valued as a liability. The SEC expressed that they expect registrants to disclose the effect on the financial statement of recognizing the rate-lock commitments as written put options, for quarters commencing after march 15, 2004, Additionally, the SEC recently issued Staff Accounting Bulletin (SAB) No. 105. SAB No. 105 clarifies the SEC's position that the inclusion of cash flows from servicing or ancillary income in the determination of the fair value of interest rate lock commitments is not appropriate. The Company has not yet determined the impact on the financial statements of SAB No. 105, which must be implemented for loan commitments entered into on or after April 1, 2004. The Company is currently analyzing the impact of the SEC's position and will, if required, account for its loan origination commitments as prescribed.

SCARAB SYSTEMS INC.
(A development stage enterprise)
Notes to Consolidated Financial Statements March 31, 2004 and 2003 (Expressed in U.S. Dollars)

2.        Significant Accounting Policies (continued)

          o) New Accounting Pronouncements (continued)

          In January 2003, the FASB released FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities." FIN 46 requires that all primary beneficiaries of variable interest entities consolidate that entity. FIN 46 is effective immediately for variable interest entities created after January 31, 2003 and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003 to variable interest entities in which an enterprise holds a variable interest it acquired before February 1, 2003. In December 2003, the FASB published a revision to FIN 46 ("FIN 46R") to clarify some of the provisions of the interpretation and to defer the effective date of implementation for certain entities. Under the guidance of FIN 46R, entities that do not have interests in structures that are commonly referred to as special purpose entities are required to apply the provisions of the interpretation in financial statements for periods ending after March 14, 2004. The Company did not create a variable interest entity after January 31, 2003 and does not have a variable interest entity as of December 31, 2003. The Company expects that the full adoption of FIN 46R in 2004 will not have a material impact on the Company's financial position or results of operations

3.        Smart-e-Card Distribution Rights

          In October 2001, the Company entered into an agreement with BentleyTel USA Inc. ("Bentley"), pursuant to which the Company was granted a perpetual worldwide exclusive agency to Bentley's Smart-e-Cards. The Company issued 200,000 shares of its common stock at $0.001 each for the distribution rights. In fiscal year 2003, the Company abandoned Smart-e-Card sales and distribution operations and charged the cost to operations.

4.        Business Acquisition

          In fiscal year 2002, the Company loaned the sum of $62,684 to Healthnet International, Inc. ("Healthnet"). The loan bore interest at 15% per annum and was convertible into stocks in Healthnet at $0.50 per share (125,000 shares).

          On March 28, 2003, Healthnet sold Catalyst Technologies, Inc. ("Catalyst") to the Company in satisfaction of the related debt owing. Catalyst was incorporated under the law of the Province of British Columbia, Canada, and is in the business of providing e-commerce services to bricks and mortar retailers. The acquisition was accounted for using the purchase method of accounting and accordingly, the purchase price was allocated to the tangible and intangible net assets acquired on the basis of their respective fair values on the acquisition date.

          The allocation of the purchase price was as follows:


            ----------------------------------------------------
             Net liabilities acquired              $     (7,430)
             Consideration                               62,684
            ----------------------------------------------------
             Goodwill                                    70,114
             Impairment of Goodwill                     (70,114)
            ----------------------------------------------------
             Balance                               $          -
            ====================================================



          In accordance with SFAS No. 142 and 144, the Company has written down the goodwill arising from the acquisition of Catalyst to nil, being the estimated fair value of the goodwill at year-end.

          On March 15, 2004, the Company abandoned Catalyst. There was no effect on the financials statements because the subsidiary had a nil carrying value.

SCARAB SYSTEMS INC.
(A development stage enterprise)
Notes to Consolidated Financial Statements March 31, 2004 and 2003 (Expressed in U.S. Dollars)

5.        Discontinued Operations

          Effective August 7, 2002, in connection with the 675,000 shares subscription receivable, the Company exercised its option to acquire all of the outstanding shares of 485017 B.C. Ltd., a Canadian company involved in marketing and advertising services. On March 28, 2003, the Company entered into an agreement with the former shareholders of 485017 B.C. Ltd. to sell 485017 B.C. Ltd. to the former shareholder for the return of 540,000 shares of the Company which were valued at the $358,582 (the original investment of $337,500 plus net income of 485017 B.C. Ltd. totalling $21,082 from the period of August 7, 2002 to March 28, 2003).

6.        Promissory Notes

          --------------------------------------------------------------------
                                                       2004          2003
          --------------------------------------------------------------------
          Promissory notes - related party           $         -   $    41,361
          Promissory notes - convertible
           at $0.05 to $0.075 per share                        -        16,531
          Promissory notes - unrelated party                   -        33,029
          --------------------------------------------------------------------
          Total                                                -        90,921
          Less:  Long-term portion                             -        (5,000)
          --------------------------------------------------------------------
                                                     $         -   $    85,921
          ====================================================================

          Promissory notes are unsecured and bearing interest at 0% to 20% per annum and repayable on maturity.

7.        Share Issuances

          In fiscal year 2004, the Company received $120,000 for the issuance of 1,200,000 shares at $0.10 per share.

8.        Stock Options

          a) On February 10, 2004, the Company's Board of Directors adopted the 2004 Non-Qualified Stock Option Plan (the "Plan"). The aggregate number of shares of common stock that may be granted by the Company under the Plan will not exceed a maximum of 1,800,000 shares during the period of the Plan. The Plan shall terminate upon the earlier of February 10, 2014 or the issuance of all shares granted under the Plan. The option prices per share are determined by the Board of Directors when the stock option is granted.

          b) During the year, the Company granted 1,060,000 stock options to consultants. These options have vesting periods ranging from immediately to over seven months, expiring two (2) years from date of grant. The Company charged $195,740 stock-based compensation expense to operations for the options granted to the consultants using the Black-Scholes option pricing model with the following weighted average assumptions:

          * Dividend yield of 0%, volatibility of 159%, risk-free interest rate of 2.75% and expended life of two (2) years. The weighted average fair value of the stock option granted in 2004 fiscal year was estimated at $0.19.

SCARAB SYSTEMS INC.
(A development stage enterprise)
Notes to Consolidated Financial Statements March 31, 2004 and 2003 (Expressed in U.S. Dollars)

8.        Stock Options (continued)

          As at March 31, 2004, the Company had 100,000 stock options outstanding under the Plan with a weighted average exercise price of $0.10. The weighted average remaining contractual life of the options outstanding is 1.89 years.

      ----------------------------------------------------------------------
                                                                    Weighted
                                                         Weighted    Average
                                                          Average  Remaining
                                                 Stock   Exercise       Life
                                               Options      Price     (yrs.)
      Outstanding at April 1, 2003  and 2002         -  $       -          -

      Granted                                1,060,000  $    0.10
      Exercised                               (960,000) $    0.10
      ----------------------------------------------------------------------

      Outstanding at March 31, 2004            100,000  $    0.10       1.89
      Exercisable at March 31, 2004             25,000  $    0.10       1.89
      ======================================================================

          As required by SFAS 123, the Company will disclose pro-forma information regarding its net income as if it has accounted for its employee stock options granted under the fair value method. However, the Company did not grant any stock options to officers, directors or employees during the fiscal year 2004 and 2003 and as such, no pro forma information has been provided.

9.        Income Taxes

          As at March 31, 2004, the Company has estimated tax losses carryforward for tax purposes of $543,500. This amount may be applied against future federal taxable income. The Company evaluates its valuation allowance requirements on an annual basis based on projected future operations. When circumstances change and this causes a change in management's judgement about the realizability of deferred tax assets, the impact of the change on the valuation allowance is generally reflected in current income.

          The tax effects of temporary differences that give rise to the Company's deferred tax asset (liability) are as follows:


                ------------------------------------------------
                                               2004        2003
                ------------------------------------------------
                Loss carry forwards      $  190,000  $  182,000
                Valuation allowance        (190,000)   (182,000)
                ------------------------------------------------
                                         $        -  $        -
                ================================================

SCARAB SYSTEMS INC.
(A development stage enterprise)
Notes to Consolidated Financial Statements March 31, 2004 and 2003 (Expressed in U.S. Dollars)

10.       Related Party Transactions

          a) In fiscal year 2004, the Company accrued consulting fees of $59,413 (2003 - $84,516) to the directors and officers of the Company. In fiscal year 2004, the related parties released the Company of $110,527 of accrued consulting fees and expenses and this was recorded as an additional paid-in capital on the statement of stockholders' deficiency.

          b) Included in the accounts payable and promissory notes are $nil (2003 - $50,600) and $nil (2003 - $41,361), respectively, payable to the directors and officers of the Company.

          c) On February 2, 2004, a $40,000 unsecured promissory note with an officer of the Company, along with $11,000 in accrued interest, was converted into 510,000 common shares of the Company at a price per share of $0.10.

11.       Non-cash Activities

          a) In fiscal year 2004, the Company issued 510,000 common shares in connection with the conversion of a $40,000 unsecured promissory note, along with $11,000 of accrued interest, to a related party.

          b) Pursuant to the grant of 1,060,000 stock options to consultants during the fiscal year 2004, the Company recorded stock based compensation charges of $195,740.

          c) In fiscal year 2004, the amount totalling $110,527 owing to the directors and officers of the Company was released.

12.       Comparative Figure

          Certain of the comparative figures have been reclassified to conform to the current year's presentation.

TORRENT ENERGY CORPORATION
(formerly Scarab Systems, Inc.)
(An exploration stage enterprise)

Consolidated Balance Sheets
(Unaudited and Prepared by Management)

-----------------------------------------------------------------------------------------------------------------------------
                                                                                     September 30,             March 31,
                                                                                          2004                   2004
-----------------------------------------------------------------------------------------------------------------------------
                                                                                      (Unaudited)
ASSETS

Current
  Cash and cash equivalents                                                       $       1,149,571      $            12,621
 -----------------------------------------------------------------------------------------------------------------------------

Total current assets                                                                                                  12,621
                                                                                           1,149,571

Oil and gas properties, unproven (Note 5)                                                    784,583                       -
Preferred stock discount (Note 8)                                                            315,244                       -
-----------------------------------------------------------------------------------------------------------------------------

Total assets                                                                      $                      $            12,621
                                                                                           2,249,398
=============================================================================================================================

LIABILITIES

Current
  Accounts payable and accrued liabilities                                        $          158,880     $            27,882
-----------------------------------------------------------------------------------------------------------------------------

Total current liabilities                                                                    158,880                  27,882
-----------------------------------------------------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY (DEFICIT)

Share capital
Convertible Series B preferred stock, $0.01 par value, 5,000 shares authorized, 2,200 shares issued and outstanding
      (March 31, 2004 - Nil)                                                                      22                       -
Common stock, $0.001 par value, 100,000,000 shares authorized,
      15,656,249 shares issued and outstanding
      (March 31, 2004 - 12,173,319)                                                           15,656                  12,173

Additional paid in capital                                                                 4,570,983                 855,883
Subscriptions receivable (Note 8)                                                          (495,000)                       -
Deficit accumulated during the exploration stage                                         (2,001,143)               (883,317)
-----------------------------------------------------------------------------------------------------------------------------

Total stockholders' equity (deficit)                                                       2,090,518                (15,261)
-----------------------------------------------------------------------------------------------------------------------------
Total liabilities and equity                                                      $        2,249,398     $            12,621
=============================================================================================================================
 The accompanying notes are an integral part of these consolidated financial statements


                                      F-15

TORRENT ENERGY CORPORATION
(formerly Scarab Systems, Inc.)
(An exploration stage enterprise)

Consolidated Statements of Operations

------------------------------------------------------------------------------------------------------------------------------
                                                       Cumulative
                                                          October        Three            Three            Six             Six
                                                          8, 2001       Months           Months         Months          Months
                                                   (inception) to        Ended            Ended          Ended           Ended
                                                        September     September       September       September      September
                                                         30, 2003       30, 2004       30, 2003        30, 2004       30, 2004
-------------------------------------------------------------------------------------------------------------------------------
General and administrative expenses
  Consulting                                            $ 515,807     $  12,977        $ 19,566       $ 115,187         46,039
  Insurance                                                46,569             -               -          46,569              -
  Interest expense                                          7,500         7,500               -           7,500              -
  Interest expense on long term debt                       16,569             -               -               -              -
  Investor relations                                      221,100       148,932               -         221,100              -
  Legal and accounting                                    116,067        21,898          12,542          60,589         13,262
  Office and Miscellaneous                                 70,824         8,172             275          10,311            775
  Professional fees                                        65,780             -               -               -              -
  Purchase investigation costs                            101,651       101,651               -         101,651              -
  Rent                                                     46,183         2,800               -           2,800              -
  Shareholder relations                                    80,446        43,293             675          80,446          1,572
  Stock based compensation                                657,076        85,626               -         461,336              -
  Telephone                                                16,594             -              14               -             14
  Travel                                                   26,953         9,821               -          10,500              -
-------------------------------------------------------------------------------------------------------------------------------

Operating (loss)                                       (1,989,119)     (442,670)        (33,072)     (1,117,989)       (61,662)

Other income (expense)
  Interest income                                             163           163               -             163              -
  Gain on settlement of debt                               37,045             -               -               -              -
  Write-off of goodwill                                   (70,314)            -               -               -              -
-------------------------------------------------------------------------------------------------------------------------------

Loss from continued operations                         (2,022,225)     (442,507)        (33,072)     (1,117,826)       (61,662)

Net income from discontinued operations                    21,082             -               -               -              -
-------------------------------------------------------------------------------------------------------------------------------

Net loss for the period                             $  (2,001,143)    $(442,507)       $(33,072)    $(1,117,826)     $ (61,662)
===============================================================================================================================

                                                                      $   (0.03)       $  (0.00)    $     (0.08)      $  (0.01)
===============================================================================================================================

Weighted average number of
  common shares outstanding                                          15,432,812       9,166,290      14,376,869      9,166,290
===============================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements

TORRENT ENERGY CORPORATION
(formerly Scarab Systems, Inc.)
(An exploration stage enterprise)

Consolidated Statements of Cash Flows
(Unaudited and Prepared by Management)

------------------------------------------------------------------------------------------------------------------------------
                                                       Cumulative
                                                          October        Three            Three            Six             Six
                                                          8, 2001       Months           Months         Months          Months
                                                   (inception) to        Ended            Ended          Ended           Ended
                                                        September     September       September       September      September
                                                         30, 2003       30, 2004       30, 2003        30, 2004       30, 2004
-------------------------------------------------------------------------------------------------------------------------------
       Cash flows used in operating activities
  Net (loss) for the period                             $ (2,001,143)    $(442,507)     $(33,072)  $(1,117,826)      $(61,662)
  Adjustment to reconcile net loss to
   net cash used in operating activities:
    - amortization                                             2,194             -             -             -              -
    - stock based compensation                               657,076        85,626             -       461,336              -
    - foreign exchange                                         1,398             -             -             -              -
    - write-off of goodwill                                   70,314             -             -             -              -
    - debt forgiven                                          103,140             -             -             -              -
    - net income from the discontinued operations           (21,082)             -             -             -              -
    - shares allotted for service rendered                    33,306             -             -             -              -
  Changes in non-cash working capital items:
    - accounts receivable                                          -        21,000             -             -              -
    - accounts payable and accrued liabilities               158,880       105,896        30,964       130,998         54,380
------------------------------------------------------------------------------------------------------------------------------

Net cash used in operating activities                       (995,917)     (229,985)       (2,108)     (525,492)        (7,282)
------------------------------------------------------------------------------------------------------------------------------

Cash flows used in investing activities
  Oil and gas properties                                    (556,583)     (329,429)            -      (556,583)             -
  Loan to Healthnet                                          (62,684)             -            -             -              -
  Acquisition of fixed assets                                 (2,195)             -            -             -              -
------------------------------------------------------------------------------------------------------------------------------

Net cash used in investing activities                       (621,462)     (329,429)            -      (556,583)             -
------------------------------------------------------------------------------------------------------------------------------

Cash flows provided by financing activities
  Proceeds from issuance of common stock                   1,316,950       170,000             -       769,025              -
  Proceeds from issuance of Series B preferred stock       1,450,000     1,450,000             -     1,450,000              -
  Proceeds from promissory notes                                   -             -             -             -          7,500
------------------------------------------------------------------------------------------------------------------------------

Net cash provided by financing activities                  2,766,950     1,620,000             -     2,219,025          7,500
------------------------------------------------------------------------------------------------------------------------------

Increase (decrease) in cash and cash equivalents           1,149,571     1,060,586        (2,108)    1,136,950            218

Cash and cash equivalents, beginning of period                     -        88,985         2,326        12,621              -
------------------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents, end of period                  $1,149,571    $1,149,571         $ 218    $1,149,571         $  218
==============================================================================================================================

Supplemental cash flow information:
 Interest expenses paid                                     $ 13,013      $  7,500         $   -      $  7,500          $   -
 Common stock issued for oil and gas property                228,000             -             -       228,000              -
 Common stock issued for investor relations                  162,000             -             -       162,000              -
==============================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements

TORRENT ENERGY CORPORATION
(formerly Scarab Systems, Inc.)
(An exploration stage enterprise)

Notes to Consolidated Financial Statements
(Unaudited and Prepared by Management)
--------------------------------------------------------------------------------

1.        Incorporation and Continuance of Operations

          Torrent  Energy   Corporation  (the  "Company"  or  "Torrent")  is  an
          exploration stage company that, pursuant to shareholder approval on July 13, 2004, changed its name from Scarab System, Inc.

          Torrent was formed by the merger of Scarab Systems, Inc., a Nevada corporation into iRV, Inc., a Colorado corporation. Scarab Systems, Inc. (Nevada) was a privately owned Nevada corporation that was incorporated on October 8, 2001. The effective date of the merger transaction between Scarab Systems, Inc. (Nevada) and iRV, Inc. was July 17, 2002. Subsequent to completion of the reorganization, Scarab Systems, Inc. (Nevada) transferred all its assets and liabilities to iRV, Inc. and ceased operations. The directors and executive officers of iRV, Inc. were subsequently reconstituted. iRV, Inc. changed its name to Scarab Systems, Inc. on March 24, 2003. The corporate charter of Scarab Systems Inc. (Nevada) was revoked in 2002. The Company was initially providing services to the e-commerce industry but ceased all activity in the e-commerce industry by the end of the fiscal year ended March 31, 2003.

          On January 30, 2002, the Company was given two options in fiscal year 2002 to acquire all the issued and outstanding shares of 485017 B.C. Ltd., a British Columbia company doing business as MarketEdge Direct ("MED"), as security against a subscription receivable of $337,500 for 675,000 shares from the shareholders of MED. MED was in the business of providing a wide range of marketing products and services. Effective August 7, 2002, the Company exercised both of the options and acquired all the issued and outstanding shares of MED. Due to disappointing financial results of MED, on March 28, 2003, the Company entered into an agreement with the former shareholders of MED to sell MED back to them. As a result, all the issued and outstanding shares of MED that the Company acquired were sold back to the former MED shareholders for the return to treasury of 540,000 of its common shares.

          On March 28, 2003, the Company acquired all the issued and outstanding shares of Catalyst Technologies, Inc., a British Columbia corporation ("Catalyst"). Catalyst is a Vancouver based, web design and Internet application developer. Catalyst specializes in the development of web-sites and Internet software design, primarily for the Health and Nutraceutical industry. The acquisition of Catalyst was treated as a non-material business combination in the fiscal year 2003 and the Company abandoned Catalyst during the fiscal year ended March 31, 2004 due to a lack of working capital and disappointing financial results.

          On April 30, 2004, Torrent incorporated an Oregon subsidiary company named Methane Energy Corp. ("Methane") in anticipation of acquiring oil and gas properties in the State of Oregon.

          On May 11, 2004, Methane entered into a Lease Purchase and Sale Agreement (the "Agreement") with GeoTrends-Hampton International LLC ("GHI") to purchase GHI's undivided working interest in certain oil and gas leases for the Coos Bay Basin prospect located onshore in the Coos Bay Basin of Oregon. To acquire these oil and gas leases, the Company paid a total of $300,000 in cash and will issue 1,800,000 restricted common shares in three performance based tranches. The agreement closed on June 22, 2004. On closing, the Company paid $100,000 of the cash and 600,000 of the common shares. During the quarter ended September 30, 2004, the Company paid the remaining $200,000 so that the cash consideration is fully paid.

          Pursuant to the GHI Agreement, the Company acquired leases of certain properties in the Coos Bay area of Oregon which are prospective for oil and gas exploration and cover approximately 50,000 acres. On July 1, 2004, we leased an additional 10,400 acres within the Coos Bay Basin in Oregon. With this additional acreage the total land position held by us now exceeds 60,000 acres. The Company is pursuing the leasing of additional properties in the Coos Bay area. TORRENT ENERGY CORPORATION (formerly Scarab Systems, Inc.) (An exploration stage enterprise)

Notes to Consolidated Financial Statements
(Unaudited and Prepared by Management)
--------------------------------------------------------------------------------

          On August 20, 2004, by unanimous consent of the board of directors, the Company created a class of Series B Convertible Preferred Stock (the "Series B Stock"). The Series B Stock consists of 5,000 shares with a par value $0.01 per share and have certain special rights and restrictions, including conversion to common stock at the lower of $1.20 and the 10 day weighted average trading price of our common stock. The Series B Stock became effective on August 24, 2004 with the filing of Articles of Amendment with the Colorado Secretary of State. We issued 2,200 Series B Stock on August 27, 2004, with effect from August 24, 2004.

          The consolidated financial statements presented are those of Torrent and its wholly-owned subsidiary Methane. Collectively, they are referred to herein as the "Company".

2.        Significant Accounting Policies

          Basis of Presentation

          The accompanying consolidated financial statements of the Company are unaudited and include, in the opinion of management, all normal recurring adjustments necessary to present fairly the consolidated balance sheet as of September 30, 2004, and the related statements of operations and cash flows for the periods presented. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted. These consolidated financials statements should be read in conjunction with the Company's audited financial statements and the related notes thereto included in the Company's Form 10-KSB filed with the Securities and Exchange Commission.

          Oil and Gas Properties

          The Company utilizes the full cost method to account for its investment in oil and gas properties. Accordingly, all costs associated with acquisition, exploration and development of oil and gas reserves, including such costs as leasehold acquisition costs, capitalized interest costs relating to unproved properties, geological expenditures, tangible and intangible development costs including direct internal costs are capitalized to the full cost pool. As of September 30, 2004, the Company has no properties with proven reserves. When the Company obtains proven oil and gas reserves, capitalized costs, including estimated future costs to develop the reserves and estimated abandonment costs, net of salvage, will be depleted on the units-of-production method using estimates of proved reserves. Investments in unproved properties and major development projects including capitalized interest, if any, are not amortized until proved reserves associated with the projects can be determined. If the future exploration of unproved properties are determined uneconomical the amount of such properties are added to the capitalized cost to be amortized. As of September 30, 2004, all of the Company's oil and gas properties were unproved and were excluded from amortization. At September 30, 2004, none of the Company's unproved oil and gas properties were considered impaired.

          The capitalized costs included in the full cost pool are subject to a "ceiling test", which limits such costs to the aggregate of the estimated present value, using a ten percent discount rate, of the future net revenues from proved reserves, based on current economic and operating conditions and estimated value of proven properties. No impairment existed as of September 30, 2004.

          Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized in the statement of operations.

TORRENT ENERGY CORPORATION
(formerly Scarab Systems, Inc.)
(An exploration stage enterprise)

Notes to Consolidated Financial Statements
(Unaudited and Prepared by Management)
--------------------------------------------------------------------------------

          Stock Based Compensation

          The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-based Compensation", as amended by SFAS No. 148 "Accounting for Stock-based Compensation - Transition and Disclosure - An amendment of SFAS No. 123". SFAS No. 123 encourages, but does not require, companies to adopt a fair value based method for determining expense related to stock-based compensation. The Company accounts for stock-based compensation issued to employees and directors using the intrinsic value method as prescribed under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations.

          The Company initiated a 2004 Non-Qualified Stock Option Plan. Since inception of the plan, the Company has granted 1,800,000 stock options to non-employees and directors of the Company.

          Recent Accounting Pronouncements

          A reporting issue has arisen regarding the application of certain provisions of SFAS No. 141 and SFAS No. 142 to companies in the extractive industries, including oil and gas companies. The issue is whether SFAS No. 142 requires registrants to classify the costs of oil and gas rights held under lease or other contractual arrangement associated with extracting oil and gas as intangible assets in the balance sheet, apart from other capitalized oil and gas property costs, and provide specific footnote disclosures. Historically, the Company has included the costs of such oil and gas rights associated with extracting oil and gas as a component of oil and gas properties. If it is ultimately determined that SFAS No. 142 requires oil and gas companies to classify costs of oil and gas rights held under lease or other contractual arrangement associated with extracting oil and gas as a separate intangible assets line item on the balance sheet, the Company would be required to reclassify approximately $784,583 at September 30, 2004 and $nil at March 31, 2004 out of oil and gas properties and into a separate intangible assets line item. The Company's cash flows and results of operations would not be affected since such intangible assets would continue to be depleted and assessed for impairment in accordance with full-cost accounting rules.

3.        Going Concern

          These financial statements have been prepared in conformity with generally accepted accounting principles in the United States of
          America   applicable  to  a  going  concern  which   contemplates  the
          realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The general business strategy of the Company is to explore its newly-acquired oil and gas properties. The Company has incurred operating losses and requires additional funds to meet its obligations and maintain its operations. Management's plan in this regard is to raise equity financing as required. These conditions raise substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments that might result from this uncertainty.

                                                                      September 30, 2004            March 31, 2004
                                                                    ------------------------    ------------------------
         Deficit accumulated during the exploration stage                   $2,001,143                  $883,317
         Working capital (deficit)                                           $ 990,691                 $(15,261)

TORRENT ENERGY CORPORATION
(formerly Scarab Systems, Inc.)
(An exploration stage enterprise)

Notes to Consolidated Financial Statements
(Unaudited and Prepared by Management)
--------------------------------------------------------------------------------

4.        Related Party Transactions

          During the six month period ended September 30, 2004, the Company paid or accrued $88,600 in consulting fees to directors and officers of the Company, as compared to $38,893 during the six months ended September 30, 2003. At September 30, 2004 and March 31, 2004, there was $9,948 and $nil, respectively, in accounts payable and accrued liabilities that are owing to related parties.

5.        Oil and Gas Properties, Unproven

          The total costs incurred and excluded from amortization are summarized as follows:

                                               Acquisition costs       Lease costs        Seismic costs           Total
          ----------------------------------- ---------------------- ------------------- ------------------ --------------------
          Costs incurred during periods ended:

          September 30, 2004                        $ 533,562              $208,633           $42,388            $ 784,583
          March 31, 2004                                    -                     -                 -                    -
          ----------------------------------- ---------------------- ------------------- ------------------ --------------------

          Total                                     $ 533,562              $208,633           $42,388            $ 784,583
          ----------------------------------- ---------------------- ------------------- ------------------ --------------------

          At September 30, 2004, all of the Company's oil and gas properties are considered unproven. Based on the status of the Company's exploration activities, management has determined that no impairment has occurred.

6.        Stock Options

          As at September 30, 2004, the Company had 200,000 stock options outstanding under the 2004 Non-Qualified Stock Option Plan (the "Plan") with an exercise price of $0.50. The weighted average remaining contractual life of the options outstanding is 4.83 years. There are no further stocks options eligible to be granted under the Plan.

          ------------------------------------------------------------- --------------- ------------------ ------------------

                                                                                       Weighted  Average  Weighted  Average
                                                                        Stock          Exercise           Remaining
                                                                        Options        Price              Life (yrs.)
          ------------------------------------------------------------- --------------- ------------------ ------------------
          Outstanding at April 1, 2004                                    100,000       $0.10              1.89
          Granted                                                         740,000       $0.20
          Exercised                                                      (640,000)      $0.10
          ------------------------------------------------------------- --------------- ------------------ ------------------

          Outstanding at September 30, 2004                               200,000       $0.50              4.83
          Exercisable at September 30, 2004                                50,000       $0.50              4.83
          ============================================================= =============== ================== ==================

          During the six months ended September 30, 2004, compensation costs of $299,336 were recorded in the statements of operations and deficit for options granted by the Company. The compensation costs recorded were calculated using the Black-Scholes option pricing model.

TORRENT ENERGY CORPORATION
(formerly Scarab Systems, Inc.)
(An exploration stage enterprise)

Notes to Consolidated Financial Statements
(Unaudited and Prepared by Management)
--------------------------------------------------------------------------------

7.        Warrants

          In connection with the sale of common stock during the three months ended June 30, 2004, the Company issued warrants to purchase 1,442,930 shares of common stock at $0.50 per share exercisable until May 19, 2006. Using the Black-Scholes valuation model, the fair value of these warrants was estimated at $221,373 and has been included in additional paid in capital.

          In connection with the sale of common stock during the three months ended September 30, 2004, the Company issued warrants to purchase 500,000 shares of common stock at $0.55 per share exercisable until July 7, 2006. Using the Black-Scholes valuation model, the fair value of these warrants was estimated at $128,347 and has been included in additional paid in capital.

8.        Series B Convertible Preferred Stock ("Series B Stock")

          On August 27, 2004, the Company closed a private placement in its Series B Stock for up to $2,200,000 in gross proceeds (the "Private Placement"). The Series B Stock is convertible into common stock at any time by dividing the dollar amount being converted by the lower of $1.20 or 80% of the volume weighted average trading price per common share of our Company for 10 trading days. The holder of the Series B Stock may only convert up to $250,000 of Series B Stock into common shares in any 30 day period. The Company may redeem the Series B Stock by paying 120% of the invested amount together with any unpaid dividends. As a condition of the Private Placement, the Company agreed to file a registration statement registering up to 5,000,000 shares of common stock (the "Registration Statement") in order to receive all of the proceeds of the Private Placement.

          Each share of Series B Stock will be automatically converted into common stock immediately upon the consummation of the occurrence of a stock acquisition, merger, consolidation, or reorganization of the Company.

          The gross proceeds of the Private Placement will be paid as follows:

                    (i) $1,100,000 was paid on closing (received);
                    (ii) $550,000 on the fifth business day following the filing date of the Registration Statement (received); and
                    (iii) $550,000 on the fifth business day following the effective date of the Registration Statement.
                    There are no assurances that the Company's Registration Statement will become effective and the Company will receive the last payment of $495,000, net of the 10% finders' fee.

          Net proceeds received as of September 30, 2004, was $1,450,000 after payment of $165,000 in finders' fees (10% of gross proceeds) and $35,000 in legal fees. The transaction resulted in a beneficial
          conversion   feature   calculation   in  accordance   with  EITF  98-5
          "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios", of $315,244 which will be accreted over nine months commencing October 1, 2004. No accretion was recorded for the six months ended September 30, 2004.

          On receipt of the last payment of $550,000, the Company will also pay $55,000 in finders' fees for net proceeds of $495,000.

TORRENT ENERGY CORPORATION
(formerly Scarab Systems, Inc.)
(An exploration stage enterprise)

Notes to Consolidated Financial Statements
(Unaudited and Prepared by Management)
--------------------------------------------------------------------------------

9.        Commitments

          On September 9, 2004, the Company entered into a Mail Distribution Agreement with a third party in an effort to enhance and expand public awareness of the Company's business opportunity. Pursuant to the Mail Distribution Agreement, the Company is to make the following payments:

          (a) an initial non-refundable deposit of $100,000 to be paid on the signing of the Agreement (paid);

          (b) $50,000 payable on or before September 23, 2004 (accrued at September 30, 2004 and paid subsequent);

          (c) $150,000 payable on or before October 6, 2004 (paid subsequent);

          (d) $250,000 payable on or before October 14, 2004, which must be received by Capital at least three (3) days prior to the first mailing of the initial distribution of the Mailing Package (paid subsequent); and

          (e) $50,000 on or before October 25, 2004 (paid subsequent).

          Subsequent to September 30, 2004, the Company granted the third party the option to purchase 200,000 common shares at $1.00 per share and another 200,000 common shares at $2.00 per share from the date of distribution of at least 500,000 mailing packages. The packages were distributed on November 2, 2004

10.       Subsequent Events

          On October 1, 2004, the Company entered into a consulting agreement for public and investor relations with a third party. The Company will pay $5,000 per month for the service and has granted the consultant the option to purchase 200,000 common shares at $0.83 per share. Twenty-five percent of the options vest immediately and twenty-five percent vest every quarter thereafter. Either party may terminate the agreement with thirty days written notice.

          On October 6, 2004, the Company signed a Drilling Services Agreement with a Utah based drilling company which has extensive drilling and consulting experience in coalbed methane in order to commence a six hole coring program on the Company's oil and gas properties in Oregon.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Colorado law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our right and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in its Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

NATURE OF EXPENSE AMOUNT


SEC Registration fee               $   1,077.15
Accounting fees and expenses          10,000.00*
Legal fees and expenses               35,000.00*
Miscellaneous                          3,922.85
                                    -----------
                         TOTAL       $50,000.00*
                                    ===========

* Estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     On September 10, 2002, we sold 750,000 shares to an accredited investor at a price of $0.04 per share. In connection with such sale, we relied on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. The investor represented in writing that he was purchasing the shares for investment purposes and, in addition, the certificate representing the shares will bear a restrictive securities legend.

     On September 15, 2002, we issued 100,000 shares of our common stock to a foreign investor at a price of $0.04 per share as consideration for all the issued and outstanding shares of Excelsior Ventures, Ltd., an inactive Barbados corporation having no assets, liabilities, income or debts. The certificate representing the shares will bear a restrictive securities legend.

     On September 15, 2002, we issued 1,877,000 shares of its common stock to a foreign investor to secure a loan of $40,000 by the foreign investor to us, pursuant to a secured promissory note dated September 15, 2002. Under the terms of the secured promissory note, we had one year to redeem the shares by paying the principal plus accrued interest at the rate of 20 percent per annum. In connection with such sale, we relied on the exemption from registration provided by Regulation S promulgated under the Securities Act of 1933. The investor represented in writing that it was not a U.S. person and, in addition, the certificates representing the shares will bear a restrictive securities legend. On March 14, 2003, our President, Thomas Mills, personally repaid the foreign investor and received an assignment of the debt. In February, 2004, we issued 510,000 shares of common stock upon the conversion of the debt in the amount of $51,000 (including accrued interest in the amount of $11,000) to Mr. Mills. Mr. Mills is a non-U.S. person and the shares were issued in reliance on Regulation S under the Securities Act of 1933.

     In February, 2004, we issued 1,200,000 shares of common stock pursuant to a private placement in exchange for aggregate cash payments of $120,000. We issued 750,000 of the common shares to two non-U.S. persons for aggregate payments of $75,000 and in reliance on Regulation S under the Securities Act of 1933. We also issued 450,000 of the common shares to two U.S. persons for aggregate cash payments of $45,000 and in reliance on Section 4(2) under the Securities Act of 1933.

     In May of 2004, we issued 1,442,930 shares of our common stock and 1,442,930 warrants to purchase our common stock at an exercise price of $0.50 pursuant to a private placement in exchange for aggregate cash payments of $505,025. We issued 300,071 of our common shares to two non-U.S. persons or entities for aggregate payments of $105,025 in reliance on Regulation S under the Securities Act of 1933. We also issued 1,142,859 of our common shares to two U.S. persons or entities for aggregate cash payments of $400,000 and in reliance on Regulation D under the Securities Act of 1933. Certain registration rights were granted to investors pursuant to this financing.

     In June 2004, we issued 600,000 shares of our common stock pursuant to the Lease Purchase and Sale Agreement. These shares were issued in reliance on Regulation D under the Securities Act of 1933.

     In June 2004, we issued  300,000  shares of our common stock pursuant to an
investor  relation's  agreement.   These  shares  were  issued  in  reliance  on
Regulation S under the Securities Act of 1933.

     In June 2004, we issued 500,000 shares of our common stock and 500,000 warrants to purchase our common stock at an exercise price of $0.55 pursuant to a private placement in exchange for aggregate cash payments of $200,000. These shares were issued in reliance on Regulation D under the Securities Act of 1933. Certain registration rights were granted to investors pursuant to this financing.

     In July of 2004, we issued 500,000 shares of our common stock pursuant to a private placement in exchange for aggregate cash payments of $200,000. The common shares were issued to three U.S. persons or entities in reliance on Regulation D under the Securities Act of 1933. Certain registration rights were granted to investors pursuant to this financing.

     To obtain funding for its ongoing operations, we entered into an Investment Agreement with the selling stockholders on August 27, 2004 for the sale of 2,200 shares of Series B Convertible Preferred Stock for $2,200,000.

     The investors are obligated to provide us with an aggregate of $2,200,000 as follows:

     o    $1,100,000 was disbursed on August 27, 2004;

     o $550,000 will be disbursed within five days of the filing of this registration statement; and

     o $550,000 will be disbursed within five days of the effectiveness of this prospectus.

     Accordingly, we have received a total of $1,100,000 pursuant to the Investment Agreement.

     The Series B Convertible Preferred Stock is entitled to cumulative dividends of 5% per annum and are convertible into our common stock, at the selling stockholders' option and subject to a maximum cap of $250,000 worth of Series B Convertible Preferred Stock in any 30 day calendar period, into the number of our shares of common stock equal to the sum of (i) the liquidation amount of the Series B Convertible Preferred Stock, plus (ii) all accrued but unpaid dividends, which is then divided by the conversion price then in effect. The liquidation amount of the Series B Convertible Preferred Stock is equal to $1,000 per share of Series B Convertible Preferred Stock. The conversion price for the Series B Convertible Preferred Stock is the lesser of (i) $1.20 or 80% of the volume weighted average price of the common stock on a principal market for the 10 trading days before but not including the conversion date. In addition, we have granted the investors a security interest in substantially all of our assets and intellectual property and registration rights.

     * All of the above offerings and sales were deemed to be exempt under rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of Torrent Energy or executive officers of Torrent Energy, and transfer was restricted by Torrent Energy in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

     Except as expressly set forth above, the individuals and entities to whom we issued securities as indicated in this section of the registration statement are unaffiliated with us.

         ITEM 27. EXHIBITS.

         The following exhibits are included as part of this Form SB-2.
References to "the Company" in this Exhibit List mean Torrent Energy
Corporation, a Colorado corporation.

Exhibit No.       Description

3.1        Restated  Articles of  Incorporation,  incorporated  by reference  from the
           Company's  annual  report on Form  10-KSB/A,  filed with the  Commission on
           February 11, 2004.

3.2        Articles of Amendment to the Restated Articles of  Incorporation,  changing the name to Torrent Energy Corporation.

3.3        Articles of Amendment to the Restated Articles of  Incorporation,  creating
           Series B Convertible  Preferred  Stock,  incorporated by reference from the
           Company's  Current  Report  on Form  8-K,  filed  with  the  Commission  on
           September 1, 2004.

3.4        Bylaws of the Company,  incorporated by reference from the Company's annual report on Form 10-KSB/A, filed with the Commission on February 11, 2004.

5.1        Sichenzia Ross Friedman  Ference LLP Opinion and Consent,  incorporated  by reference  from the Company's  registration  statement on Form SB-2,  filed with the Commission on September 23, 2004.

10.1       Lease Purchase and Sale Agreement between the Company, Methane Energy Corp.
           and Geotrends Hampton International LLC dated May 11, 2004, incorporated by reference  to the  Company's  current  report  on Form 8-K  filed  with the
           Commission on May 20, 2004.

10.2       Amending Agreement to Lease Purchase and Sale Agreement dated May 19, 2004, incorporated by reference to the Company's current report on Form 8-K filed with the Commission on June 23, 2004.

10.3       Second  Amending  Agreement to Lease Purchase and Sale Agreement dated June
           11, 2004, incorporated by reference to the Company's current report on Form
           8-K filed with the Commission on June 23, 2004.

10.4       Investor  Relations  Agreement  between  Scarab  Systems  Inc.  and  Eclips
           Ventures  International  dated June 11, 2004,  incorporated by reference to the Company's  current report on Form 8-K filed with the Commission on June
           23, 2004.

10.5       Scarab Systems, Inc. 2004 Non-Qualified Stock Option Plan,  incorporated by reference from the Company's  registration statement on Form S-8 filed with the Commission on February 19, 2004.

10.6       Investment  Rights  Agreement,  dated as of August 27, 2004, by and between the Company and Cornell Capital Partners,  L.P.,  incorporated by reference from the Company's Current Report on Form 8-K, filed with the Commission on
           September 1, 2004.

10.7       Registration Rights Agreement,  dated as of August 27, 2004, by and between the Company and Cornell Capital Partners,  L.P.,  incorporated by reference from the Company's Current Report on Form 8-K, filed with the Commission on
           September 1, 2004.

14.1       Code of Ethics for Senior  Financial  Officers,  incorporated  by reference from the Company's annual report on Form 10-KSB,  filed with the Commission on April 30, 2004.

23.1       Consent of Moore Stephens Ellis Foster Ltd.,  Chartered  Accountants (filed herewith).

23.2       Consent of legal counsel (see Exhibit 5.1).

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

(5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, Providence of British Columbia, Canada, on November 19, 2004.

                        TORRENT ENERGY CORPORATION





                        By:/s/ MARK GUSTAFSON
                            ------------------
                        Mark Gustafson, President, Principal Executive Officer, Principal Accounting Officer and Chief Financial Officer



     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.



SIGNATURE                          TITLE                       DATE

/s/ MARK GUSTAFSON                 President and Director      November 19, 2004
-------------------------
    Mark Gustafson


    JOHN D. CARLSON                 Director                   November 19, 2004
-------------------------
    John D. Carlson


                                    Director                   November 19, 2004
-------------------------
    George L. Hampton III